Exhibit 10.37

Execution Version

EXCO/HGI GP, LLC
_____________________________________
A Delaware Limited Liability Company
______________________________________
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 14, 2013

TABLE OF CONTENTS
Page
ARTICLE I ORGANIZATION    1

1.1	Formation; Continuation of the Company 1

1.2	Name 1

1.3	Registered Office; Registered Agent 2

1.4	Principal Place of Business 2

1.5	Fiscal Year 2

1.6	Foreign Qualification 2

1.7	Term 2

1.8	No State-Law Partnership 2

1.9	Purposes 3
ARTICLE II MEMBERS    3

2.1	Members 3

2.2	Limited Liability of Members 3

2.3	Representations and Warranties 3

2.4	Approval, Ratification and Confirmation of Unit Purchase and Contribution Agreement and Transactions Contemplated Thereby 4
ARTICLE III UNITS AND CAPITAL CONTRIBUTIONS    5

3.1	Membership Interests 5

3.2	Capital Contributions 5

3.3	Return of Contribution 5

3.4	Withdrawal of Capital 5

3.5	Additional Capital Contributions 5

3.6	Issuance of Additional Units; Additional Members 6

3.7	Capital Accounts 6

3.8	Certain Actions. 7
ARTICLE IV DISTRIBUTIONS AND ALLOCATIONS    7

4.1	Distributions to Members 7

4.2	Allocations 7
ARTICLE V MANAGEMENT    11

5.1	Management by the Board of Directors 11

5.2	Actions by the Board; Delegation of Authority and Duties; Reliance by Third Parties 12

5.3	Board Composition 12

5.4	Board Meetings; Quorum; Vote Required. 14

5.5	Action by Written Consent or Telephone Conference 15

5.6	Officers 15

5.7	Actions Requiring Approval of the Board. 16

5.8	Budgets 21

5.9	Limitation of Duties and Corporate Opportunities 22

5.10	Deadlock 23

5.11	Insurance 23

5.12	No Participation in Management by Members 24

5.13	Meetings of the Members. 24

5.14	Capital Contribution Events 24

5.15	Failure to Contribute 25

5.16	Assistance with Financing and Reporting. 27
ARTICLE VI BOOKS, REPORTS AND COMPANY FUNDS    28

6.1	Records and Accounting; Auditors 28

6.2	Reports 28

6.3	Inspection by Members 30
ARTICLE VII TAX MATTERS    30

7.1	Preparation of Tax Returns 30

7.2	Accounting Methods; Tax Elections 31

7.3	Tax Controversies 31

7.4	Taxation as a Partnership 32

7.5	Withholding 32

7.6	Reimbursement 32

7.7	Texas Margin Tax Sharing Arrangement 32
ARTICLE VIII EXCULPATION AND INDEMNIFICATION    32

8.1	Performance of Duties; No Liability of Members, Directors and Officers 32

8.2	Right to Indemnification 33

8.3	Advance Payment 34

8.4	Indemnification of Employees and Agents 34

8.5	Appearance as a Witness 34

8.6	Nonexclusivity of Rights 34

8.7	Insurance 35

8.8	Other Indemnification Agreements 35

8.9	Savings Clause 36
ARTICLE IX UNITS, TRANSFERS, AND OTHER EVENTS    36

9.1	Unit Certificates 36

9.2	Record Holders 38

9.3	Restrictions on Transfers of Units 38

9.4	Right of First Refusal 39

9.5	Tag-Along Rights 42

9.6	Preemptive Rights 44

9.7	Drag-Along Rights. 45

9.8	Change of Control 48

9.9	Expenses 48

9.10	Transfers Generally; Substitute Members 48

9.11	Closing Date. 50

9.12	Effect of Incapacity. 50

9.13	No Appraisal Rights. 50

9.14	Effect of Non-Compliance. 50
ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION    51

10.1	Dissolution 51

10.2	Liquidation and Termination 51
ARTICLE XI DEVELOPMENT AND ACQUISITION OPPORTUNITIES    52

11.1	Partnership Business Opportunities 52
ARTICLE XII DEFINITIONS    55

12.1	Definitions 55

12.2	Construction 77
ARTICLE XIII MISCELLANEOUS    78

13.1	Notices 78

13.2	Confidential Information 78

13.3	Entire Agreement 79

13.4	Effect of Waiver or Consent 79

13.5	Amendment or Modification 80

13.6	Binding Effect 80

13.7	Governing Law 80

13.8	Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process 80

13.9	Waiver of Jury Trial 81

13.10	Further Assurances 82

13.11	Waiver of Certain Rights 82

13.12	Notice to Members of Provisions 82

13.13	Counterparts 82

13.14	Headings 82

13.15	Remedies 82

13.16	Severability 83

EXHIBITS
Exhibit A    Members, Capital Contributions and Units Held
Exhibit B    Initial Board Designations
Exhibit C    Initial Officers

INDEX OF DEFINED TERMS

100% Affiliate	58

Absent Director	14, 58

Accredited Investor	5, 58

Acquisition First Refusal Notice	55, 58

Act	1, 58

Additional Units	6, 58

Adjusted Capital Account	58

Adjusted Capital Account Deficit	58

Administrative Services Agreement	59

Affiliate	59

Affiliate Contract	59

Affiliate Transfer	59

Agreement	59

Alternate	14, 59

Amended Drag-Along Notice	50, 59

Annual Plan	22, 59

Available Cash	59

Bank Debt	19, 59

Bankruptcy Event	60

BG	60

Board	12, 60

Bona Fide Pledge	41, 60

Book Fiscal Year	2, 60

Business	3, 60

Business Day	60

Call Notice	26, 60

Capital Account	60

Capital Contribution	61

Capital Contribution Event	26, 62

Capital Transaction	62

Cause	62

CEO	16, 62

Certificates	38, 62

Change of Control	62

Change of Control of EXCO	62

Change of Control of Harbinger	63

Claims	64

Closing Date	1, 64

Code	64

Common Units	64

Company	1, 64

Company Minimum Gain	64

Competitor	64

Completed Acquisition Opportunity	56, 64

Confidential Information	64

Conflicted Affiliate	65

Conflicted Director	65

Conflicted Member	65

Control	65

Dedicated	65

Default Interest Amount	28, 65

Default Interest Rate	65

Delaware Certificate	1, 65

Delinquent Member	27, 65

Depletable Property	66

Depreciation	66

Derivative Instruments	66

Dilution Percentage	66

Director or Directors	13, 66

Director/Alternate	14, 66

Disposition First Refusal Notice	56, 66

Disposition Opportunity	56, 66

Disputed Matter	24, 66

Drag-Along Founder Member Group	66

Drag-Along Notice	49, 66

Drag-Along Right	48, 66

Drag-Along Sale	49, 67

Drag-Along Transferee	48, 67

Economic Interest	67

Enforcement Activities	67

Engineering Report	30, 67

EOC	67

Equity Interests	67

Exchange Act	67

EXCO	67

EXCO Director	13, 67

EXCO Group	67

EXCO Holding	1, 67

EXCO Material Change	68

EXCO Member	68

Fair Market Value	68

First Refusal Interests	42, 69

First Refusal Notice	42, 69

First Refusal Notice Deadline	42, 69

First Refusal Period	42, 69

Foreclosure	41, 69

Founder Member Groups	69

Full Special Committee Control Rights	20, 69

GAAP	29, 69

Governmental Authority	69

Gross Asset Value	69

Harbinger Director	13, 71

Harbinger Group	71

Harbinger Member	71

HCP	63

HCP Holders	63

HGI Energy	1, 71

Hydrocarbons	71

Incapacity	71

Indebtedness	71

Indemnitee-Related Entities	37, 71

Initial Annual Plan	71

Initiating Holder	44, 71

Interim Annual Plan	23, 72

Lands	75

Laws	72

Lender	41, 72

Liens	72

Limited Partner Interests	72

Loss	35, 72

Make-Up Contribution	28, 72

Member	72

Member Group	72

Member Minimum Gain	72

Member Nonrecourse Debt	72

Member Nonrecourse Deductions	72

Membership Interest	72

National Securities Exchange	73

NDM Amount	27, 73

NDM Capital Account	28, 73

NDM Unit	73

NDM Units	28

Net Income	73

Net Loss	73

New Interests	74

New Interests Notice	47, 74

Nonrecourse Deductions	75

Nonrecourse Liability	75

Non-Subscribing Member	47, 75

Non-Transferable Provisions	52, 75

O&G Units	75

Officer	75

Oil and Gas Interests	75

Oil and Gas Properties	75

Operating Agreements	76

Operating Company	76

Operator	76

Original LLC Agreement	1, 76

Other Indemnification Agreement	76

Outstanding Acquisition Opportunity	56, 76

Participating Holder	46, 76

Partnership	3, 76

Partnership Agreement	77

Partnership Appropriate Oil and Gas Properties	77

Partnership Group	3, 77

Partnership Interests	77

Percentage Interest	77

Permitted Lien	77

Permitted Transfer	78

Person	78

Pledged Interests	41, 78

PR Holder	46, 78

Preemptive Right	47, 78

Proceeding	35, 78

Properties	75

Proposed Transferee	42, 78

Qualified Public Offering	78

Registration Rights Agreement	78

Regulations	78

Regulatory Allocations	10, 78

Remaining New Interests	47, 78

Required Contribution	26, 79

Restricted Person	79

ROFR Holders	42, 79

Sale Price	42, 79

SC Notice	20, 79

SEC	30, 79

Secretary of State	1, 79

Securities Act	79

Seller’s Notice	42, 79

Senior Officer	24, 79

Shared Assets Agreement	79

Significant Subsidiary	79

Simulated Basis	79

Simulated Depletion	79

Simulated Gain	80

Simulated Loss	80

Special Committee	20, 80

Special Meeting	24, 80

Subscribing Member	47, 80

Subsidiary	80

Substitute Member	80

Tag-Along Notice	44, 80

Tag-Along Notice Period	45, 80

Tag-Along Response Notice	45, 80

Tag-Along Right	44, 81

Tag-Along Sale	44, 81

Tagging Holder	44, 81

Tax Fiscal Year	2, 81

Tax Matter	33, 81

Tax Matters Member	33, 81

Transfer	81

Transferee	81

Transferor	81

Transferring Member	42, 81

Undesignated Director	14, 81

Unilateral Capital Contribution Event	26, 82

Unit	5, 82

Unit Purchase and Contribution Agreement	82

Unrelated Financing	29, 82

Valuation Firm	82

Vernon Gathering	82

Wells	75

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
EXCO/HGI GP, LLC
A Delaware Limited Liability Company
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of EXCO/HGI GP, LLC, a Delaware limited liability company (the “Company”), effective as of February 14, 2013 (the “Closing Date”), is made and entered into by EXCO Holding MLP, Inc., a Texas corporation (“EXCO Holding”), as a Member, and HGI ENERGY HOLDINGS, LLC, a Delaware limited liability company (“HGI Energy”), as a Member. Unless the context otherwise requires, capitalized terms shall have the respective meanings ascribed to them in Article XII.
R E C I T A L S
WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq. (as amended from time to time, together with any successor statute, the “Act”), pursuant to the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 9, 2013 (the “Delaware Certificate”);
WHEREAS, prior to the Closing Date, the Company was governed by the Limited Liability Company Agreement of the Company, dated January 4, 2013 (the “Original LLC Agreement”), entered into by EXCO Holding; and
WHEREAS, the parties desire that the Original LLC Agreement be amended and restated in its entirety by this Agreement and the Company be governed by the Act and this Agreement.
A G R E E M E N T
NOW, THEREFORE, in consideration of the promises and the covenants hereinafter contained and to induce the parties hereto to enter into this Agreement, it is agreed as follows:
Article I
ORGANIZATION
1.1    Formation; Continuation of the Company. The Company was formed as a Delaware limited liability company on January 9, 2013 by the filing of the Delaware Certificate in the office of the Secretary of State pursuant to the Act. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein. As of the Closing Date, HGI Energy is admitted to the Company as a Member and, together with EXCO Holding, constitute its sole Members. Except as provided herein, the rights, duties and liabilities of each Member will be as provided in the Act.
1.2    Name. The name of the Company is “EXCO/HGI GP, LLC”. Company business will be conducted in such name or such other names that comply with applicable Law as the Board may select from time to time.
1.3    Registered Office; Registered Agent. The registered office of the Company in the State of Delaware will be the initial registered office designated in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware will be the initial registered agent designated in the Delaware Certificate, or such other Person or Persons as the Board may designate from time to time in the manner provided by law.
1.4    Principal Place of Business. The principal place of business of the Company shall be at 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 or such other location as the Board may designate from time to time, which need not be in the State of Delaware. The Company may have such other offices as the Board may determine appropriate.
1.5    Fiscal Year. The fiscal year of the Company for financial statement purposes (the “Book Fiscal Year”) and federal and applicable state and local income tax purposes (the “Tax Fiscal Year”) will be as determined by the Board or required under the Code; provided, that, for so long as the Harbinger Member consolidates the financial statements of the Company with any Affiliate of the Harbinger Member for accounting purposes, the Book Fiscal Year end shall be the book fiscal year end of the Harbinger Member (for the avoidance of doubt, initially September 30) unless otherwise determined by the Harbinger Member.
1.6    Foreign Qualification. The Board is authorized to cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in any jurisdiction in which the Company owns property or transacts business or elsewhere where such qualification may be necessary or advisable for the protection of the limited liability of the Members or to permit the Company to lawfully own property or transact business, and to obtain similar qualifications for the Company’s subsidiaries. Each Officer is authorized, on behalf of the Company, to execute, acknowledge and deliver all certificates and other instruments as may be necessary or appropriate in connection with the foregoing qualifications. Further, upon request of the Board, each Member will execute, acknowledge and deliver all certificates and other instruments that are reasonably necessary or appropriate to obtain, continue, modify or terminate such qualifications.
1.7    Term. The term of the Company commenced on the date the Delaware Certificate was filed with the office of the Secretary of State and shall continue until the Company is dissolved as determined under Section 10.1.
1.8    No State-Law Partnership. Except to the extent provided in the next sentence, the Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Director or Officer shall be a partner or joint venturer of any other Member, Director or Officer, for any purposes, and this Agreement shall not be construed to the contrary. Notwithstanding the foregoing, the Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes. Except to the extent otherwise provided herein, each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment unless otherwise required by law.
1.9    Purposes. The nature or purposes of the business to be conducted or promoted by the Company is to engage in the operation and management of EXCO/HGI Production Partners, LP, a Delaware limited partnership (the “Partnership”), in accordance with the Partnership Agreement, and the ownership of Equity Interests in the Partnership, including actions that the Partnership may undertake with respect to its Subsidiaries (the Partnership and its Subsidiaries, collectively, the “Partnership Group”) and in any other lawful act or activity incidental or related thereto authorized by the Board and for which limited liability companies may be organized under the Act (the “Business”). The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. In furtherance of its purpose, (a) the Company shall have and may exercise all of the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and (b) the Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or for the protection and benefit of the Company. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to have a purpose or possess any power, or to do any act or thing, forbidden by law to a limited liability company formed under the laws of the State of Delaware.
Article II
MEMBERS
2.1    Members. The names, addresses, Capital Contributions and Capital Account balances and Percentage Interests of each Member are set forth on Exhibit A attached hereto and incorporated herein. The Board, or any appropriate Officer of the Company directed by the Board, is hereby authorized and directed to complete, supplement, modify, correct or amend Exhibit A to reflect the creation or issuance of any Additional Units, the admission of any additional Members, the withdrawal of any Member, the change of address of any Member, the Capital Contributions of any Member, the Units held by any Member and other information called for by Exhibit A in conformity with this Agreement. Such completion, supplementation, modification, correction or amendment may be made from time to time as and when the Board or such Officer determines that it is necessary and appropriate in accordance with this Section 2.1. Upon the Closing Date, HGI Energy shall be admitted to the Company as a Member.
2.2    Limited Liability of Members. Except as otherwise required by applicable Law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Each Member shall be liable only to make such Member’s Capital Contribution to the Company and the other payments and covenants provided expressly herein.
2.3    Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that:
(a)    Power and Authority. Such Member has full power and authority to enter into this Agreement and to perform its obligations hereunder;
(b)    No Conflicts. None of the execution, delivery and performance of this Agreement (i) constitutes or will constitute a violation of the organizational documents of such Member or (ii) constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under any agreement to which such Member is a party or by which it is or its assets are bound, except for any breaches, violations or defaults, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Member to comply with its obligations hereunder or on the Business;
(c)    Own Account. Such Member has acquired or is acquiring its interest in the Company for investment purposes only for its own account and not with a view to any distribution, reoffer, resale or other disposition that is not in compliance with the Securities Act or any applicable state securities laws;
(d)    Expertise. Such Member alone, or together with its representatives, possesses such expertise, knowledge and sophistication in financial and business matters generally, and in the type of transactions in which the Company proposes to engage in particular, that such Member is capable of evaluating the merits and economic risks of acquiring and holding the Units, and that such Member is able to bear all such economic risks now and in the future;
(e)    Awareness of Economic Risk. Such Member is aware that it must bear the economic risk of such Member’s investment in the Company for an indefinite period of time because the Units have not been registered under the Securities Act or under the securities laws of any state, and, therefore, such Units cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available;
(f)    No Registration Rights. Such Member is aware that, except as otherwise set forth in the Registration Rights Agreement, only the Company can take action to register the Units under the Securities Act and that the Company is under no such obligation and does not propose or intend to attempt to do so;
(g)    Transfer Restrictions. Such Member is aware that this Agreement provides restrictions on the ability of a Member to Transfer Units, and such Member will not seek to effect any Transfer of Units other than in accordance with such restrictions; and
(h)    Accredited Investor. Such Member is, and at such time that it makes any additional Capital Contributions to the Company will be, an “accredited investor” within the meaning of Rule 501 under the Securities Act (an “Accredited Investor”) unless such status as an Accredited Investor is not required in order for the Transfer of Units to such Member to be exempt from registration under the Securities Act.
2.4    Approval, Ratification and Confirmation of Unit Purchase and Contribution Agreement and Transactions Contemplated Thereby. Each of the Members and each other Person who acquires an interest in a Membership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the Company and its Subsidiaries of the Unit Purchase and Contribution Agreement and of all agreements, instruments, certificates and other documents contemplated thereby, including the Administrative Services Agreement, the Operating Agreements and the Shared Assets Agreement; and (ii) agrees that the Company (on its own behalf or on behalf of its Subsidiaries) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence on behalf of itself and on behalf of its Subsidiaries from and after the closing of the transactions contemplated by the Unit Purchase and Contribution Agreement, in each case in accordance with the terms thereof.
Article III
UNITS AND CAPITAL CONTRIBUTIONS
3.1    Membership Interests.
(a)    The limited liability company equity interests in the Company shall be expressed as units (each such unit, a “Unit”) comprising a Member’s Membership Interest in the Company. Subject to Sections 3.5, 3.6, 5.4, 5.7, 5.14 and 9.6, additional Units, and additional series or classes of Units, may be issued from time to time as may be determined by the Board, with such relative rights, powers and duties as the Board may determine in accordance with this Agreement. The Company may issue fractional Units.
(b)    Units shall constitute “securities” governed by Article 8 of the Delaware Uniform Commercial Code, as amended from time to time after the Closing Date.
3.2    Capital Contributions. All Members acknowledge and agree that the initial Capital Contributions set forth on Exhibit A as of the Closing Date represent the amount of money and the agreed upon Gross Asset Value of all property (other than money) initially contributed (or deemed contributed pursuant to Internal Revenue Service Revenue Ruling 99-5, 1999-1 CB 434) by the Members. The Members acknowledge and agree that the Capital Account of each Member as of the date hereof is equal to the amount set forth on Exhibit A as of the date hereof.
3.3    Return of Contribution. No Member is entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. Any Capital Contribution that has not been repaid is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return the other Members’ Capital Contributions.
3.4    Withdrawal of Capital. No Member has the right to withdraw any part of its Capital Contribution from the Company or to receive the return of any part of its Membership Interest in the Company prior to the Company’s liquidation and termination pursuant to Article X hereof.
3.5    Additional Capital Contributions. No Member will be required to make additional Capital Contributions to the Company, except as set forth in Section 5.14 or otherwise agreed to by such Member. Subject to Sections 3.6, 5.4, 5.7, 5.14 and 9.6, the Company may issue additional Units to the Members in accordance with the terms of this Agreement in exchange for additional Capital Contributions by such Members, in such number, at such price and in such classes or series and upon such other terms as are approved by the Board.
3.6    Issuance of Additional Units; Additional Members.
(a)    Additional Units. Subject to Sections 3.5, 5.4, 5.7, 5.14 and 9.6, the Board may cause the Company to issue or sell to any Person (including Members and Affiliates of Members) any of the following (any of which for purposes of this Agreement shall be “Additional Units”): (i) additional Units in the Company (including new classes or series thereof having designations, preferences and other participating or relative rights, powers and duties as the Board may determine); (ii) obligations, evidences of indebtedness or other securities or interests convertible into or exchangeable for Units or other interests in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other interests in the Company. Subject to Sections 3.5, 5.4, 5.7, 5.14 and 9.6, the Board shall determine the terms and conditions governing the issuance of such Additional Units, including: (A) the right of any such class or series of Additional Units to share in the Company’s distributions on the same or different terms (including, if approved by the Board, superior terms) as those set forth in Section 4.1; (B) the allocation to any such class or series of Additional Units of Net Income (and all items included in the computation thereof) or Net Losses (and all items included in the computation thereof) on the same or different terms as those set forth in Section 4.2; (C) the rights of any such class or series of Additional Units upon dissolution or liquidation of the Company; (D) the right of any such class or series of Additional Units to vote on matters relating to the Company and this Agreement; (E) the rights, restrictions and obligations of the Additional Units with respect to those matters set forth in Article IX; and (F) approval rights with respect to amendments to this Agreement (which shall not limit the then existing approval rights of any other then outstanding series or classes of Units).
(b)    Additional Members and Units. In order for a Person to be admitted as a Member of the Company with respect to any Additional Units and the exercise of any rights hereunder relating thereto, such Person shall be required to have first delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement, together with such other documents and instruments as the Board reasonably determines to be necessary or appropriate in connection with the issuance of such Additional Units to such Person or to effect such Person’s admission as a Member. Upon admission of a Person as a Member, the Board, or an appropriate Officer of the Company directed by the Board, shall amend Exhibit A without the further vote, act or consent of any other Person to reflect such new Person as a Member. If an Additional Unit is issued to an existing Member, the Board, or an appropriate Officer of the Company directed by the Board, shall amend Exhibit A without the further vote, act or consent of any other Person to reflect the issuance of such Additional Unit.
3.7    Capital Accounts. A Capital Account shall be established and maintained for each Member in accordance with the terms of this Agreement.
3.8    Certain Actions. The Company shall cause the Partnership to take the actions required of the Partnership as set forth on Annex A to the Unit Purchase and Contribution Agreement in accordance with the terms and conditions thereof.
Article IV
DISTRIBUTIONS AND ALLOCATIONS
4.1    Distributions to Members.
(i)    Distributions of Available Cash. An amount equal to 100% of Available Cash with respect to each fiscal quarter shall be distributed to the Members in proportion to their relative Percentage Interests within forty-five (45) days after the end of such fiscal quarter; provided, that such distributions shall be made promptly following receipt of any distribution pursuant to Section 6.3(a) of the Partnership Agreement.
(j)    Distributions from Capital Transactions. An amount equal to (i) 100% of the Net Cash Proceeds (as defined in the Partnership Agreement) received by the Company from the Partnership pursuant to Section 6.3(b) of the Partnership Agreement, less (ii) such amount of cash reserves as the Board may reasonably determine (a) to provide for the reasonably anticipated obligations of the Company or (b) to comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or property is subject, shall be distributed to the Members in proportion to their relative Percentage Interests promptly following the Company’s receipt of any such distribution.
(k)    Persons Entitled to Distributions. All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1(a), Section 4.1(b) or approved by the Board pursuant to Section 5.7 (other than a distribution of Available Cash) shall be made to the Members shown on the records of the Company to be entitled thereto as of the distribution date set by the Board, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Board.
(l)    Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, no distributions shall be made except pursuant to this Section 4.1 or Article X or as approved by the Board pursuant to Section 5.7. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Board, on behalf of the Company, shall be required or permitted to make a distribution to any Person in violation of the Act or other applicable Law. Any distributions pursuant to this Agreement made in error or in violation of Section 18-607(a) of the Act, will, upon demand by the Board, be returned to the Company.
4.2    Allocations.
(a)    General Allocation of Net Income and Net Loss. Subject to the other provisions of this Section 4.2, for purposes of adjusting the Capital Accounts of the Members, the Net Income and Net Losses for any Tax Fiscal Year or other period shall be allocated among the Members in a manner such that the Adjusted Capital Account of each Member, immediately after making such allocation is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 4.1 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the asset securing such liability), and the net assets of the Company were distributed in accordance with Section 4.1 to the Members immediately after making such allocation.
(b)    Regulatory Allocations. Notwithstanding the foregoing provisions of this Section 4.2, the following special allocations shall be made in the following order of priority:
(i)    If there is a net decrease in Company Minimum Gain during a Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). This Section 4.2(b)(i) is intended to comply with the minimum gain chargeback requirement of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable year, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in a manner consistent with the provisions of Regulations Sections 1.704-2(i)(4) and (j)(2)(ii). This Section 4.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement of Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    If any Member unexpectedly receives an adjustment, allocation or distribution of the type contemplated by Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.2(b)(i) or 4.2(b)(ii). It is intended that this Section 4.2(b)(iii) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).
(iv)    If the allocation of Net Loss to a Member as provided in Section 4.2(a) would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to the limitations of this Section 4.2(b)(iv).
(v)    To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.
(vi)    The Nonrecourse Deductions for each taxable year of the Company shall be allocated to the Members in proportion to their Percentage Interests.
(vii)    The Member Nonrecourse Deductions shall be allocated each year to the Member that bears the economic risk of loss (within the meaning of Regulations Section 1.752-2) for the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss. This Section 4.2(b)(vii) is intended to comply with the provisions of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(viii)    The allocations set forth in Sections 4.2(b)(i), 4.2(b)(ii), 4.2(b)(iii), 4.2(b)(iv), 4.2(b)(v), 4.2(b)(vi) and 4.2(b)(vii) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 4.2(a), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.
(ix)    Simulated Depletion and Simulated Loss with respect to each separate Depletable Property shall be allocated to the Members in the same proportion that the Members (or their predecessors in interest) were allocated the adjusted tax basis of such property under Section 4.2(c)(ii).
(c)    Tax Allocations.
(i)    Except as otherwise provided in this Section 4.2(c), for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss and deduction shall be allocated between the Members as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to this Section 4.2.
(ii)    The deduction for depletion with respect to each separate Depletable Property shall, in accordance with Section 613A(c)(7)(D) of the Code, be computed for federal income tax purposes separately by the Members rather than the Company. Except as provided in Section 4.2(c)(iv), for purposes of such computation, the proportionate share of the adjusted tax basis of each Depletable Property shall be allocated among the Members pro rata in accordance with each Member’s respective Percentage Interests. Each Member shall separately keep records of its share of the adjusted tax basis in each separate Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the request of the Tax Matters Member, each Member shall advise the Tax Matters Member of its adjusted tax basis in each separate Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this Section 4.2(c)(ii). The Board of Managers may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto. When reasonably requested by the Members, the Company shall provide all available information reasonably required by the Members to comply with the record keeping requirements of this section.
(iii)    Except as provided in Section 4.2(c)(iv), for the purposes of the separate computation of gain or loss by each Member on the sale or disposition of each separate Depletable Property, the Company's allocable share of the “amount realized” (as such term is defined in Section 1001(b) of the Code) from such sale or disposition shall be allocated for federal income tax purposes among the Members as follows:
(A)    first, to the extent such amount realized constitutes a recovery of the Simulated Basis of the Depletable Property, to the Members in the same percentages as the depletable basis of such property was allocated to the Member pursuant to Section 4.2(c)(ii); and
(B)    second, the remainder of such amount realized, if any, to the Members so that, to the maximum extent possible, the total amount realized allocated to each Member under this Section 4.2(c) will equal such Member’s share of the proceeds derived by the Company from such sale or disposition.
(iv)    Tax items with respect to Company assets that are contributed to the Company with a Gross Asset Value that varies from its basis in the hands of the contributing Member immediately preceding the date of contribution shall be allocated between the Members for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Company shall account for such variation under the “remedial method” as described in Regulations Section 1.704-3(d). If the Gross Asset Value of any Company asset is adjusted pursuant to the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations promulgated thereunder under the “remedial method” as described in Regulations Section 1.704-3(d). Allocations pursuant to this Section 4.2(c)(ii) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss and any other items or distributions pursuant to any provision of this Agreement.
(d)    Other Provisions.
(i)    For any Tax Fiscal Year during which any part of a Membership Interest or Economic Interest in the Company is Transferred between Members or to another Person, the portion of the Net Income, Net Loss and other items of income, gain, loss, deduction and credit that are allocable with respect to such part of a Membership Interest or Economic Interest shall be apportioned between the Transferor and the Transferee under any method allowed pursuant to Section 706 of the Code and the applicable Regulations as determined by the Board.
(ii)    In the event that the Code or any Regulations require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Section 4.2, the Board is hereby authorized to make new allocations in reliance on the Code and such Regulations, and no such new allocation shall give rise to any claim or cause of action by any Member.
(iii)    For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Net Income shall be such Member’s Percentage Interest.
(iv)    The Members acknowledge and are aware of the income tax consequences of the allocations made by this Section 4.2 and hereby agree to be bound by the provisions of this Section 4.2 in reporting their shares of Net Income, Net Loss and other items of income, gain, loss, deduction and credit for federal, state and local income tax purposes.
Article V
MANAGEMENT
5.1    Management by the Board of Directors. Except for cases in which the approval of the Members is expressly required under this Agreement or by non-waivable provisions of applicable Law, the powers, business and affairs of the Company and its Subsidiaries, including managing the business and affairs of the Partnership as the general partner thereof and each of the Partnership’s Subsidiaries and making any determination required to be made pursuant to the Partnership Agreement, shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed and controlled by, a board of directors of the Company (the “Board”).
5.2    Actions by the Board; Delegation of Authority and Duties; Reliance by Third Parties.
(a)    In managing the business and affairs of the Company and exercising its powers, the Board may act through meetings and written consents pursuant to Sections 5.4 and 5.5 and through any Officer of the Company to whom authority and duties have been delegated pursuant to Section 5.6.
(b)    Any Person dealing with the Company may rely on the authority of any Officer in taking any action in the name of the Company authorized by the Board without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.
5.3    Board Composition.
(a)    Composition.
(v)    The Board shall initially be composed of four (4) directors who are natural persons (each a “Director” and, collectively, the “Directors”). The Directors shall be “managers” within the meaning of Section 18-101 of the Act; provided, however, that no Director in his or her capacity as a Director (or “manager” within the meaning of the Act) shall have the authority to individually manage the Company or approve matters relating to, or otherwise to bind the Company, such powers being reserved to the Directors, collectively, acting through the Board and to such other committees of the Board, and Officers and agents of the Company, as designated by the Board. Subject to Section 5.3(a)(ii), the EXCO Member shall initially have the right to designate two Directors (any Director designated by the EXCO Member, an “EXCO Director”) and the Harbinger Member shall initially have the right to designate two Directors (any Director designated by the Harbinger Member, a “Harbinger Director”). The initial EXCO Directors, Harbinger Directors and Alternates (as described in Section 5.3(a)(iii)) as of the Closing Date are set forth on Exhibit B. So long as Article XI remains in effect, neither the Harbinger Member nor the EXCO Member shall appoint a Restricted Person (with such term defined without giving effect to clause (ii) of such definition) as a Director.
(vi)    Notwithstanding anything in Section 5.3(a)(i) to the contrary, (i) upon a Founder Member Group at any time holding a Percentage Interest of less than 50% of the outstanding Units but of 25% or more of the outstanding Units, then one Director designated by the Member representing such Founder Member Group shall be removed from the Board, and (ii) upon a Founder Member Group at any time holding a Percentage Interest of less than 25% of the outstanding Units, then any and all Directors designated by the Member representing such Founder Member Group shall be removed from the Board. For the avoidance of doubt, (x) for so long as a Founder Member Group holds a Percentage Interest of outstanding Units of 50% or more, the Member representing such Founder Member Group shall be entitled to designate at least two Directors and (y) for so long as a Founder Member Group holds a Percentage Interest of at least 25% of the outstanding Units, such Founder Member Group shall be entitled to designate at least one Director (in being understood and agreed that the Members and the Board will take all actions as may be reasonably necessary in order to effectuate the provisions of this Section 5.3(a)(ii)); provided, that any EXCO Directors shall automatically and without the requirement for further action by any Person be removed from the Board and the EXCO Member shall no longer have any right to appoint Directors pursuant to Section 5.3(a)(i) upon the occurrence of an EXCO Material Change.
(vii)    Each Member representing a Founder Member Group having the right to designate a Director to the Board hereunder shall also have the right to designate one or more natural persons to serve as an alternate to such Director (an “Alternate”) if such Director is unable to attend, or is otherwise not present, at any meeting of the Board or any committee thereof. Alternates designated by a Member may be present at each meeting of the Board or committee thereof in which the Director designated by such Member may attend, whether or not such Director attends such meeting. Alternates generally shall not have any right to vote, consent or take other actions at any meeting of the Board or any committee thereof; provided, that if a Director designated by a Member is not present at a meeting of the Board or any committee thereof which it has the right to attend hereunder (an “Absent Director”) but an Alternate designated by such Member is present, the presence of such Alternate shall be considered the presence of such Absent Director for quorum requirements, and such Alternate may vote, consent and take such other actions to the same extent as such Absent Director would have been permitted had such Absent Director actually been present, and any such vote, consent or action shall be considered the valid vote, consent or action of the Absent Director designated by such Member for all purposes hereunder. For the avoidance of doubt, any Director may designate another Director as such first Director’s Alternate (a “Director/Alternate”), and such Director/Alternate shall have the full power to act on behalf of such first Director as provided in this Section 5.3(a)(iii), and in the event of any vacancy on the Board (an “Undesignated Director”), a Member entitled to designate the Director to fill such vacancy may authorize any other Director designated by such Member to vote for such Undesignated Director as a Director/Alternate, and, in such event, for purposes of determining a quorum, the participation of such Director/Alternate at a meeting of the Board shall be counted as the presence of both such Director/Alternate and the presence of such Undesignated Director. Where action of the “Directors” is referenced in this Article V, including for quorum or voting purposes, such references to Directors shall include, if applicable, any Alternate or Director/Alternate.
(b)    Removal; Vacancies. Except as otherwise provided in this Agreement, no Director may be removed from the Board except at the written direction of the Member entitled to designate such Director, which Member will thereupon be entitled to appoint an alternative Director to fill the vacancy. A Director may resign at any time, such resignation to be made in writing to the Board and to take effect immediately or on such later date as may be specified therein. The Members may remove or replace their respective designees to the Board at any time, with or without cause, upon 24 hours’ prior written notice to the Board and the other Members. If any Director is convicted or enters a plea of no contest or nolo contendere to any felony or other crime involving moral turpitude, then such Director shall immediately resign from the Board, or the Member who appointed such Director shall immediately remove such Director from the Board and shall appoint another natural person to fill the vacancy on the Board resulting from such Director’s removal. Any vacancy in the Board, whether created by the removal, resignation or retirement of a Director or otherwise, shall be filled promptly by the Member entitled to designate such Director in accordance with this Section 5.3. In the event the Members are not entitled to designate all of the Directors in accordance with this Section 5.3, any vacancy may be filled by the vote of Members holding a majority of the outstanding Units, and any Director not so designated by a specific Member in accordance with this Section 5.3 may be removed by the vote of Members holding a majority of the outstanding Units.
(c)    Changes in Size. The size of the Board set forth in Section 5.3(a)(i) shall not be increased or decreased without the consent of the EXCO Member and the Harbinger Member so long as each such Member is entitled to designate at least one Director. In the event the size of the Board is increased or decreased in accordance with this Agreement, the number of EXCO Directors, Harbinger Directors and, to the extent applicable, other Directors, shall be increased or decreased accordingly to preserve as closely as possible the relative Board designation rights of the Members set forth in this Section 5.3.
(d)    Subsidiaries. To the extent any Subsidiary of the Company is not a member-managed limited liability company or partnership of which a member of the Partnership Group is the managing member or managing general partner, respectively, the Company shall take all necessary action to ensure that the board of directors, board of managers, partnership committee or similar governing body of such Subsidiary of the Company shall be comprised of designees of each of the EXCO Group and the Harbinger Group that, as nearly as is practicable, are in proportion to the number of their respective designees on the Board and require the vote, consent or decision (and presence for quorum) of each such designee to the same extent as would be required for comparable actions and meetings of the Board.
5.4    Board Meetings; Quorum; Vote Required.
(c)    Meetings. The Board shall meet at least quarterly at the offices of the Company (or such other place as determined by the Board). Special meetings of the Board, to be held at the offices of the Company (or such other place as shall be determined by the Board), shall be called at the direction of any Director, upon reasonable advance notice, but in any event upon not less than 24 hours’ prior written notice, to all Directors. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that such meeting is not properly called or convened. The reasonable costs and expenses incurred by the Directors in connection with any meeting of the Board shall be borne and paid by the Company (and any Director may obtain reimbursement from the Company for any such reasonably documented costs and expenses).
(d)    Quorum. The presence of a majority of Directors shall be necessary to constitute a quorum for the transaction of any business at any meeting of the Board. The presence of a majority of the Directors on the Special Committee shall be necessary to constitute a quorum for the transaction of any business at any meeting of the Special Committee described in Section 5.7(b).
(e)    Board Voting. On all matters requiring the vote or action of the Board, each Director shall be entitled to one vote, and, except as otherwise provided in this Agreement, all actions undertaken by the Board must be authorized by the affirmative vote of at least a majority of Directors. All actions undertaken by the Special Committee must be authorized by the affirmative vote of at least a majority of the Directors on the Special Committee.
5.5    Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Delaware Certificate or this Agreement to be taken at a meeting of the Board or any committee thereof may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Directors whose approval would be required if such action was taken at a meeting, and the writing is filed with the minutes of proceedings of the Board or committee thereof; provided, that, for so long as each of the Harbinger Member and the EXCO Member has the right to designate at least one Director pursuant to Section 5.3(a), such written consent shall also require the signatures of at least one Harbinger Director and one EXCO Director. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any committee thereof. Subject to the requirements of the Act, the Delaware Certificate or this Agreement for notice of meetings, the Directors may participate in and hold a meeting of the Board or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Director participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened or is not called or convened in accordance with this Agreement.
5.6    Officers.
(a)    Any Officers of the Company shall be appointed by the Board as provided in this Section 5.6 and may include a President, a Chief Executive Officer (the “CEO”), a Chief Financial Officer, one or more Vice Presidents (including one or more Executive or Senior Vice Presidents), a Secretary, a Treasurer and/or such other Officers with such titles and responsibilities as the Board may from time to time determine. Such Officers shall have such duties as may be designated from time to time by action of the Board. A Director may be an Officer. The initial Officers of the Company as of the Closing Date and the titles and responsibilities of such Officers are set forth on Exhibit C. Appointment of Officers, and the granting of titles and responsibilities thereto, other than those set forth on Exhibit C, shall be subject to the consent, not to be unreasonably withheld, of not less than one EXCO Director and one Harbinger Director for so long as each of the EXCO Member and the Harbinger Member are entitled to designate a Director. The Board may choose not to fill any office for any period as it may deem advisable. Any two or more offices may be held by the same individual, and Officers need not be employees of the Company. Each Officer shall hold office until the one-year anniversary of the date of appointment thereof, and may be re-appointed one or more times by the Board on or in respect of any such anniversary, or until the earlier of his or her death, resignation or removal as hereinafter provided. The Board may remove at any time from office any Officer of the Company with or without Cause; provided, that, for so long as (i) the EXCO Member is entitled to designate a Director pursuant to Section 5.3(a) and is the Operator, any Officer holding the title of CEO, Chief Financial Officer or Executive Vice President who is also an employee of the EXCO Group may be removed without Cause only with the consent of at least one EXCO Director and (ii) the Harbinger Member is entitled to designate a Director pursuant to Section 5.3(a), any Officer holding the title of CEO, Chief Financial Officer or Executive Vice President may be removed without Cause only with the consent of at least one Harbinger Director. Any vacancy occurring in any office of an Officer because of death, resignation, removal, disqualification or otherwise may be filled by the Board. In the case of the absence or disability of any Officer of the Company and of any person hereby authorized to act in such Officer’s place during such Officer’s absence or disability, the Board may by resolution delegate the powers and duties of such Officer to any other Officer, or to any other individual whom it may select.
(b)    Each Officer who is Dedicated, in the performance of his or her duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. Each Officer who is not Dedicated, in the performance of his or her duties as such, shall owe to the Company the duty to act in good faith and in a manner he or she reasonably believes to be in, or not opposed to, the best interests of the Company and the Partnership Group.
(c)    Actions of the Company permitted to be taken by an Officer by delegation of authority by the Board may also be taken on behalf of the Company (including in its capacity as general partner of the Partnership), (i) for so long as the EXCO Member and Harbinger Member are entitled to appoint an equal number of Directors, by the written action of any two Directors consisting of at least one EXCO Director and one Harbinger Director, acting in such capacity as agents and representatives of the Company or (ii) by such other individuals as may be so authorized by action of the Board. Such actions shall be valid and binding upon the Company.
5.7    Actions Requiring Approval of the Board.
(a)    In addition to such other matters as the Board may determine from time to time, none of the Company, any of its Subsidiaries (including any member of the Partnership Group), nor any Officer or agent of the Company on behalf of the Company or any of its Subsidiaries, shall take any of the actions described in this Section 5.7(a) without the approval of the Board (in accordance with Section 5.4), unless, and to the extent, the taking of such action is expressly and specifically contemplated by any Annual Plan and any Interim Annual Plan approved pursuant to this Section 5.7 (as the same may be adjusted as provided in the last sentence of Section 5.8):
(i)    voluntarily approve, commence or take any action to effectuate or that would result in a Bankruptcy Event with respect to the Company or any Subsidiary of the Company or wind up or dissolve the Company or any Subsidiary of the Company;
(ii)    make any election to cause the Company or any Subsidiary of the Company to be classified as other than a partnership for federal income tax purposes, other than necessary tax elections for the Partnership to meet qualifying income requirements of Section 7704(c) – (d) of the Code;
(iii)    (A) permit or effect any material change in the business lines of the Company or any Subsidiary of the Company outside the scope of the Business, (B) form, organize, incorporate or otherwise create any Subsidiary of the Company in a manner that would adversely interfere with or alter the governance and/or economic terms otherwise set forth herein or in the Partnership Agreement or (C) alter, repeal, amend or adopt any provision of the governing documents of any Subsidiary of the Company in a manner that would adversely interfere with or alter the governance and/or economic terms otherwise set forth herein or in the Partnership Agreement;
(iv)    (A) redeem, repurchase or otherwise acquire any Equity Interests in the Company or any Subsidiary of the Company, other than (1) a redemption of Equity Interests of Persons who are not Members or Affiliates of Members of the Company or the Partnership Group or (2) a redemption of Equity Interests in the Company owned by Officers, or other employees or service providers, in connection with a termination of services to the Company or any Subsidiary of the Company or as otherwise provided in the terms of such Equity Interests; (B) split, combine or reclassify any Equity Interests in the Company in a manner that would adversely interfere with or alter the governance and/or economic terms otherwise set forth herein or in the Partnership Agreement; (C) except for distributions pursuant to Section 4.1(a) or Section 4.1(b) and distributions pursuant to Article X, declare or pay any dividends or other distributions on the Units or other Equity Interests in the Company in a manner that would adversely interfere with or alter the governance and/or economic terms otherwise set forth herein or in the Partnership Agreement; or (D) permit or effect any direct or indirect Transfer of Equity Interests in the Partnership held by the Company or permit or effect any direct or indirect Transfer of Equity Interests in the Operating Company held by the Partnership;
(v)    except as provided in Section 5.14 and subject to Section 5.7(a)(iv)(D), issue any Additional Units, or authorize, issue, sell, dividend, distribute, convert, exchange, cancel, retire or otherwise dispose of any Equity Interests, phantom equity or similar rights or interests or any warrants, options or other similar rights or interests or securities convertible into or exchangeable for any Equity Interests, phantom equity or similar rights of the Company or any Subsidiary of the Company (other than any such issuance by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company);
(vi)    undertake or effect an initial public offering of any Equity Interests of the Company or any of its Subsidiaries;
(vii)    other than (i) the incurrence of trade payables arising in the ordinary course of operating the Business, and (ii) drawings under, or any Liens permitted or created pursuant to, any credit facility entered into by the Company or any of its Subsidiaries in connection with the transactions contemplated by the Unit Purchase and Contribution Agreement or previously approved by the Board (“Bank Debt”), (A) incur or refinance any Indebtedness, assume any Indebtedness of, or guarantee or otherwise become responsible for the obligations of, any Person, in any single transaction or series of transactions in excess of $5,000,000 or (B) permit or create any Lien on any material assets or properties of the Company or any Subsidiary of the Company other than Permitted Liens;
(viii)    directly or indirectly purchase or otherwise acquire any material assets or all or any part of the business of, or Equity Interests in, or invest in or make a capital contribution to, any Person (other than a wholly owned Subsidiary of the Company), including in connection with the formation of or participation in any joint venture, partnership or similar arrangement, or commence any capital project not included in the Annual Plan;
(ix)    Transfer, sell or otherwise dispose of any material assets or properties of the Company or of any of its Subsidiaries, other than sales of inventory in the ordinary course of business consistent with past practice;
(x)    effect any merger, consolidation or other similar business combination of the Company or any Subsidiary of the Company;
(xi)    (A) enter into, terminate or amend any hedging agreements or debt financing agreements, (B) enter into, terminate or amend any Affiliate Contract, excluding (for purposes of entry only) those Affiliate Contracts to be entered into on the Closing Date pursuant to the Unit Purchase and Contribution Agreement or (C) enter into, terminate or materially amend any other contract or agreement that is material to the operation of the Business (including administrative services agreements, operating agreements or any contract that limits the ability of the Company or any of its Subsidiaries to engage in any line of business or in any geographical area);
(xii)    subject to Section 5.8, (A) establish or approve any Annual Plan or other material budget of the Company or any of its Subsidiaries (other than the Initial Annual Plan), or (B) amend, supplement, change or modify any Annual Plan or any other material budget of the Company or any of its Subsidiaries if the amendment, supplement or change is reasonably likely to increase the aggregate amount of the Annual Plan by 5% or more;
(xiii)    engage, retain or terminate external legal counsel to the Partnership or the Company; or
(xiv)    agree or commit to do any of the foregoing.
(b)    In the event of a Change of Control of EXCO, during the six-month period following the date of such Change of Control of EXCO upon 30 days’ written notice (“SC Notice”), the Harbinger Member (so long as it has the right to designate at least one Director to the Board pursuant to Section 5.3(a)) may request the creation and designation of a special committee (the “Special Committee”) of the Board consisting of a majority of Harbinger Directors and, to the extent the EXCO Member has the right to designate Directors pursuant to Section 5.3(a), a minority of EXCO Directors. Each of the Harbinger Member and the EXCO Member shall designate individuals among their existing Board designees to such Special Committee promptly, and in any event within five (5) days after the Harbinger Member delivers the SC Notice to the Board and the EXCO Member. In the event the Board or the EXCO Member fails to designate a Special Committee or appoint an individual in accordance with the preceding sentence, respectively, the Harbinger Member may create and designate the Special Committee by written notice of such action to the Board and the EXCO Member. After the Harbinger Member has requested the creation of the Special Committee in accordance with this Section 5.7(b), (A) none of the Company, any of its Subsidiaries, nor any Officer or agent of the Company on behalf of the Company or any of its Subsidiaries, shall take any of actions described in clauses (v) and (vi) of Section 5.7(a) without the approval of the Special Committee (in accordance with Section 5.4) and (B) the Harbinger Member shall have the right (so long as it has the right to designate at least one Director to the Board pursuant to Section 5.3(a)), exercisable within ninety (90) days following the two-month anniversary of such Change of Control of EXCO, to delegate to the Special Committee the items in clauses (vii) (other than the incurrence of Indebtedness under the Bank Debt, which would not constitute a Full Special Committee Control Right) through (xii) of Section 5.7(a) (the “Full Special Committee Control Rights”). For the avoidance of doubt, those actions subject to approval by the Special Committee pursuant to this Section 5.7(b), and necessary ancillary actions to such matters, will not require further approval pursuant to Sections 5.7(a), 5.7(e) or 5.7(f).
(c)    So long as the EXCO Member has the right to designate at least one Director pursuant to Section 5.3(a), neither the Company, any of its Subsidiaries, nor any Officer or agent of the Company on behalf of the Company or any of its Subsidiaries, shall take any of the actions described in Sections 5.7(a)(i), (ii), (iii) or (iv) without the approval of at least one EXCO Director.
(d)    So long as the Harbinger Member has the right to designate at least one Director pursuant to Section 5.3(a), neither the Company, any of its Subsidiaries, nor any Officer or agent of the Company on behalf of the Company or any of its Subsidiaries, shall take any of the actions described in Sections 5.7(a)(i), (ii), (iii) or (iv) without the approval of at least one Harbinger Director.
(e)    In addition to the approval set forth in Section 5.7(a)(xi)(B), any Affiliate Contract (excluding those Affiliate Contracts to be entered into on the Closing Date pursuant to the Unit Purchase and Contribution Agreement) proposed to be entered into with a value of more than $1,000,000 per annum or $5,000,000 in the aggregate proposed by or for the benefit of the EXCO Group shall be approved by at least one Harbinger Director so long as the Harbinger Member has the right to designate at least one Director pursuant to Section 5.3(a).
(f)    In addition to the approval set forth in Section 5.7(a)(xi)(B), any Affiliate Contract (excluding those Affiliate Contracts to be entered into on the Closing Date pursuant to the Unit Purchase and Contribution Agreement) proposed to be entered into with a value of more than $1,000,000 per annum or $5,000,000 in the aggregate for all such Affiliate Contracts proposed by or for the benefit of the Harbinger Group shall be approved by at least one EXCO Director so long as the EXCO Member has the right to designate at least one Director pursuant to Section 5.3(a).
(g)    Notwithstanding anything in this Section 5.7 to the contrary, any decision by the Board to pursue (i) the acquisition of any Completed Acquisition Opportunity (or any related debt or equity financing and other related actions and agreements requiring Board approval pursuant to Section 5.7(a)) or any Disposition Opportunity (or any related debt or equity financing and other related actions and agreements requiring Board approval pursuant to Section 5.7(a)) shall be made (A) solely by the Harbinger Directors, so long as the Harbinger Member has the right to designate at least one Director pursuant to Section 5.3(a), in the case of a Completed Acquisition Opportunity from the EXCO Group or a Disposition Opportunity from the EXCO Group and (B) solely by the EXCO Directors, so long as the EXCO Member has the right to designate at least one Director pursuant to Section 5.3(a), in the case of a Completed Acquisition Opportunity from the Harbinger Group or a Disposition Opportunity from the Harbinger Group, and (ii) the acquisition of any Outstanding Acquisition Opportunity (or any related debt or equity financing or other related actions or agreements requiring Board approval pursuant to Section 5.7(a)) shall be made solely by the Board; provided, that if any EXCO Director rejects the pursuit and acquisition of any Outstanding Acquisition Opportunity (or any related debt or equity financings and other related actions and agreements requiring Board approval pursuant to Section 5.7(a)) by the Partnership, then the EXCO Group shall be prohibited from pursuing or acquiring any direct or indirect interest in such Outstanding Acquisition Opportunity.
(h)    Notwithstanding anything in this Agreement to the contrary, any Enforcement Activities shall be conducted by or under the direction of the Board; provided, that, notwithstanding anything in this Agreement to the contrary (including any required consents with respect to such action pursuant to Section 5.7 or otherwise), any Conflicted Director shall not participate in any vote regarding such Enforcement Activities at any meeting of the Board, shall not be counted or required to be present to constitute a quorum of such Board, and shall not be counted or required for purposes of determining whether such actions by the Company receive the minimum vote necessary to take such action. Notwithstanding any provision herein to the contrary, in connection with any Enforcement Activities, the Company (acting through a committee of the Board consisting only of Directors who are not Conflicted Directors) may withhold access to information relating to the Company or its Subsidiaries or any Enforcement Activities where required, upon the advice of outside counsel to the Company, to preserve attorney-client, work product or similar legal privileges of the Company or its Subsidiaries. No Officer or other agent of the Company that is also an officer, director, member, manager, stockholder, partner, employee or other agent of a Conflicted Member or a Conflicted Affiliate shall have any obligation to take any action on behalf of the Company or any of its Subsidiaries or be requested or required by the Company or the Board to take any action with respect to any Enforcement Activities, and no such Officer or other agent shall participate in any Enforcement Activities (whether on behalf of the Partnership Group, on the one hand, or the Conflicted Member or Conflicted Affiliate, on the other), except to provide information, documents and other related items reasonably requested by the Company (acting through a committee of the Board consisting only of Directors who are not Conflicted Directors) in connection with such Enforcement Activities. Except with respect to such Person’s unreasonable failure to provide information, documents or other related items requested by the Company (acting through a committee of the Board consisting only of Directors who are not Conflicted Directors) in connection with such Enforcement Activities and to provide testimony, give evidence and otherwise participate in such Enforcement Activities involving the Conflicted Member, any such Person’s failure or refusal to take any such action shall not constitute in and of itself: (i) a breach of any duty, fiduciary or otherwise, owed by such Person to the Company; or (ii) fraud, bad faith or willful misconduct on the part of such Person.
5.8    Budgets. The Company’s operating budget and business plan, including hedging, on a quarterly basis for the period commencing as of October 1, 2012 and ending September 30, 2013 (the “Initial Annual Plan”) for the Company and the Partnership Group is set forth in the letter agreement among the Harbinger Member and the EXCO Member entered into substantially concurrently with the Unit Purchase and Contribution Agreement. Unless otherwise authorized and directed by the Board, at least ninety (90) days prior to the start of each Book Fiscal Year of the Company, commencing with the Book Fiscal Year ending September 30, 2014, the Person or Persons previously designated by the Board shall submit or shall cause to be submitted to the Board a proposed annual plan setting forth the operating and capital expenditure budget and business plan for such Book Fiscal Year (each such annual plan, including the Initial Annual Plan, an “Annual Plan”). Such proposed Annual Plan shall include on a quarterly basis for the Book Fiscal Year included in the proposed Annual Plan a reasonably detailed presentation of: (a) anticipated and ongoing development projects of the Company and the Partnership Group, (b) a financial projection for the Company and the Partnership Group setting forth estimates of production volumes, revenues, costs (including lease maintenance costs), fees and expenses (including operating expenses, general and administrative expenses, employee-related costs and expenses (including costs allocated to the Company and the Partnership Group under the Administrative Services Agreement), debt incurrence and interest expense, capital expenditures and accrual items for high cost but infrequent maintenance events and estimates of cash expenditures to be applied against such accruals) to be realized or borne by the Company and the Partnership Group, (c) consolidated income, cash flow and balance sheet statements for the Company and the Partnership Group based on such estimates, (d) an operating budget for the Company and the Partnership Group setting the fees, costs, expenses and capital expenditures and sources of funding therefor, which may be incurred and obtained by the Company and the Partnership Group without additional prior approval by the Board and (e) such other matters (including information routinely considered by the Operator in its ordinary course of operations) reasonably requested by any Director. The Board shall consider the proposed Annual Plan for approval pursuant to Section 5.7 prior to the start of the Book Fiscal Year to which it pertains and shall use its reasonable efforts to resolve any disagreements as to any item contained in the Annual Plan prior to such time. If any Annual Plan submitted to the Board in accordance with this Section 5.8 (other than the Initial Annual Plan) is not approved by the Board prior to the start of the Book Fiscal Year to which it pertains, then pending approval of such Annual Plan pursuant to Section 5.7, the Annual Plan most recently approved by the Board pursuant to Section 5.7(a)(xii), excluding all non-recurring items, shall remain in effect as the Annual Plan for the next Book Fiscal Year (the “Interim Annual Plan”), adjusted by increasing or decreasing the recurring fees, costs, expenses and maintenance capital expenditures set forth in such Annual Plan by a multiplier that takes into account any expected increase or decrease in the Partnership Group’s reasonably expected production in the next Book Fiscal Year and existing payment commitments for the next Book Fiscal Year; provided, that the Harbinger Directors shall have the further right, in their sole discretion, to increase or decrease such fees, costs, capital expenditures in such Interim Annual Plan by up to 10% of such items included in the Annual Plan for the prior Book Fiscal Year.
5.9    Limitation of Duties and Corporate Opportunities.
(a)    To the fullest extent permitted by Law, the Directors (each in his or her capacity as a Director) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member (other than the Member designating such Director) or the other Directors, except as required by any provisions of the Act or other applicable Law that cannot be waived. Subject to the foregoing, each of the Company and the Members acknowledges and agrees that each Director may decide or determine any matter submitted for the Board’s approval in the sole and absolute discretion of such Director, it being the intent of all Members that such Director shall have the right to make such determination solely on the basis of the interests of the Member that designated such Director. Each of the Company and the Members hereby agrees that any Claims, actions, rights to sue, other remedies or other recourse to or against any Director for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurrence by the Members of the obligations provided in such agreements.
(b)    Subject to Section 11.1, each Director and, except as expressly provided herein, each Member and each of its respective officers, directors and Affiliates, shall be free to engage or invest in, and devote its and their time to, any other business venture or activity of any nature and description, whether or not such venture or activity is considered competitive with the Company or its Subsidiaries, and neither the Company nor any other Person will have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity of any Person (or to the income or proceeds derived therefrom), and the pursuit of such other venture or activity will not be deemed wrongful or improper or a breach of this Agreement or any duty expressed or implied by law, equity or otherwise to the Company or its Subsidiaries or any Member; provided, that such Person does not engage in such other business venture or activity as a result of or using Confidential Information. Subject to Section 11.1, no notice, approval or other sharing of any such other opportunity, venture or activity will be required, and the legal doctrines of “corporate opportunity,” “business opportunity” and similar doctrines will not be applied to any such competitive opportunity, venture or activity.
(c)    For so long as (i) a member of the EXCO Group is the operator under any of the Operating Agreements or (ii) the EXCO Member has the right to designate a Director hereunder, and in each case for a period of twelve (12) months thereafter, to the extent any member of the EXCO Group enters into a non-competition agreement with any of its executive officers, such EXCO Group member shall cause the benefits of such non-competition agreement to apply for the same duration and otherwise on substantially similar terms to the Company, its Subsidiaries, the Partnership Group and the Business.
5.10    Deadlock. If the Directors become deadlocked and unable to take an action with respect to, or because of a lack of quorum at a duly called meeting fail to vote on or approve, any matter requiring the approval of the Board of Directors in accordance with Sections 5.4, 5.7 or otherwise (each matter, a “Disputed Matter”), then any Director appointed by a Founder Member Group may, within ten (10) days of such deadlock or relevant meeting, notify the other Directors that such Disputed Matter shall be voted on again by the Directors at a special meeting (the “Special Meeting”) that shall be held no later than ten (10) days following the date of such notification. The Directors shall use their commercially reasonable efforts to discuss the Disputed Matter on which the Directors have been unable to agree during the period preceding the Special Meeting and shall vote on such matter at the Special Meeting. If at the Special Meeting, the Directors are unable to come to agreement on the Disputed Matter, the Disputed Matter shall be referred to a senior member of management of each Founder Member Group (a “Senior Officer”). Each such Founder Member Group shall use commercially reasonable efforts to cause its Senior Officer to meet and engage in discussions on the Disputed Matter within twenty (20) days of the date of the Special Meeting (or within such shorter period of time as may be necessary to take the action that is the subject of the Disputed Matter or otherwise permit resolution of the Disputed Matter in a timely fashion). If the Senior Officers of the Founder Member Groups reach agreement on the Disputed Matter, any such agreement will be set forth in writing and will be binding for all purposes as an action of the Company approved by the Board as if the action approved in such agreement were approved by the Board directly in accordance with this Agreement. The Founder Member Groups shall direct the Directors designated by them to take all such actions as may reasonably be necessary to reflect such agreement, including adopting any ratifying or confirmatory resolutions. If the Senior Officers are unable to reach agreement on the Disputed Matter within thirty (30) days of the date of the Special Meeting, then the Disputed Matter shall be considered not approved by the Board.
5.11    Insurance. The Company shall carry, and shall cause its Subsidiaries (including the Partnership Group) to carry, general liability, casualty and other insurance in such amounts and having such terms as is prudent and customary for businesses of the nature carried on by the Company and its Subsidiaries and as may be required by any of its third party contracts.
5.12    No Participation in Management by Members. The management of the business and affairs of the Company shall be vested in whole in the Board in accordance with this Article V. Except as specifically provided by this Agreement, no Member, acting solely in the capacity of a Member, shall be an agent of the Company or have any authority to act for or bind the Company. Except as expressly provided by this Agreement or by non-waivable provisions of applicable Law, Members, in their capacity as such, shall have no voting, approval or consent rights. When a vote on any matter is required by the Members, each Member shall be entitled to one vote for each Unit held by such Member within a specified class or series of Units entitled to vote on such matter.
5.13    Meetings of the Members.
(a)    Generally. Meetings of the Members may be called by the Board.
(b)    Place of Meetings. The Board may designate any place as the place of meeting for any meeting of the Members.
(c)    Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and the purposes for which the meeting is called, shall be delivered to each Member entitled to vote thereat not less than five (5) Business Days before the meeting. It is understood and agreed that the Board shall have no obligation or duty to call a meeting of the Members except as otherwise required by applicable Law.
(d)    Manner of Acting. Unless otherwise provided by law or this Agreement, the affirmative vote of a majority of the Units having the right to vote on the matter or action subject to such vote shall constitute the act of the Members and the affirmative vote of a specified class or series shall constitute the act of the Members holding that class or series of Units.
(e)    Proxies. At any meeting of the Members of a specified class or series of Units, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.
(f)    Written Actions. Any action required to be, or which may be, taken by Members may be taken without a meeting if a consent in a writing, setting forth the action to be taken, is signed by all of the Members entitled to vote thereon.
(g)    Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by which all persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.
5.14    Capital Contribution Events.
(a)    Notwithstanding anything in Sections 3.5, 5.4 and 5.7 to the contrary, in the event the Board determines in good faith that additional Capital Contributions from the Members are necessary to fund the Company’s operations (a “Capital Contribution Event”), the Board may issue a notice to each Member (such notice, together with a notice under Section 5.14(b) for a Unilateral Capital Contribution Event, a “Call Notice”) for an additional Capital Contribution by each Member (together with a Unilateral Capital Contribution Event under Section 5.14(b), a “Required Contribution”) in an amount equal to such Member’s pro rata portion (based on Percentage Interest of Units) of the additional Capital Contribution determined to be necessary by the Board not less than fifteen (15) days prior to the date the Board determines such additional Capital Contributions shall be made by the Members.
(b)    Notwithstanding anything in Section 5.14(a) to the contrary, in the event that the Harbinger Directors determine in good faith that the Company’s gross receipts are not anticipated to be sufficient to equal or exceed the estimated expenditures contemplated in the Annual Plan for any six-month period, after considering available bank borrowing capacity of the Company or its Subsidiaries, and the Board is unable to reach a decision for a period of thirty (30) or more days regarding the approval of additional Capital Contributions or the incurrence of additional indebtedness to fund the difference between the estimated expenditures and the anticipated gross receipts, then the Harbinger Directors may, in their sole discretion, issue a Call Notice for an additional Capital Contribution (a “Unilateral Capital Contribution Event”) in an amount equal to each Member’s pro rata portion (based on Percentage Interest of Units) of the difference between such estimated expenditures and anticipated gross receipts. In lieu of issuing all or a portion of a Call Notice, and notwithstanding anything in this Agreement to the contrary, the Harbinger Directors acting alone may authorize and cause the Company to incur, in connection with a Unilateral Capital Contribution Event, additional indebtedness that is on terms satisfactory to the Harbinger Directors and non-recourse to the Members to fund the difference between estimated expenditures and anticipated gross receipts.
(c)    All Call Notices shall be expressed in U.S. dollars and shall state the date on which payment is due and the bank(s) or account(s) to which payment is to be made. Each Call Notice shall specify in reasonable detail the purpose(s) for which such additional Capital Contribution(s) are required, and the amount of the Capital Contribution(s) to be made by each Member pursuant to such Call Notice. Each Member shall contribute any additional Capital Contribution within five (5) Business Days of the date of delivery of the relevant Call Notice. The Company shall use the proceeds of such additional Capital Contributions exclusively for the purpose specified in the relevant Call Notice.
5.15    Failure to Contribute.
(a)    If a Member fails to contribute all or any portion of a Required Contribution that such Member (a “Delinquent Member”) is required to make as provided in this Agreement, then, while such Member is a Delinquent Member, each non-Delinquent Member may (but shall have no obligation to) elect to fund or arrange for a 100% Affiliate to fund (or, if all other non-Delinquent Members waive their rights under this Section 5.15, to arrange for any other Person who agrees to become a Member to fund) all or any portion of the Delinquent Member’s Required Contribution as a Capital Contribution pursuant to this Section 5.15. If a non-Delinquent Member so desires to fund such amount, such non-Delinquent Member shall so notify each of the other non-Delinquent Members, who shall have five (5) days thereafter to elect to participate in such funding.
(b)    The portion that each participating non-Delinquent Member may fund as a Capital Contribution pursuant to this Section 5.15 (the “NDM Amount”) shall be equal to the product of (x) the delinquent amount of such Required Contribution multiplied by (y) a fraction, the numerator of which shall be the Percentage Interest then held by such participating non-Delinquent Member and the denominator of which shall be the aggregate Percentage Interest held by all such participating non-Delinquent Members; provided, that if any participating non-Delinquent Member elects to fund less than its full allocation of such amount, the fully participating non-Delinquent Members shall be entitled to take up such shortfall (allocated, as necessary, based on their respective Percentage Interests). Upon such funding as a Capital Contribution, at the election of the participating non-Delinquent Members holding a majority of the aggregate Percentage Interests of all participating non-Delinquent Members, either:
(i)    the Percentage Interest of each Member shall be appropriately adjusted to reflect all such funding (based on total Capital Contributions); provided, however, that if (A) such funding is in connection with a Unilateral Capital Contribution Event or a Capital Contribution Event in which at least one EXCO Director and one Harbinger Director voted in favor thereof and (B) the Harbinger Member has not exercised the Full Special Committee Control Rights, then in addition to the dilutive effect caused by one or more Members funding the Delinquent Member’s portion of such Required Contribution as set forth in this Section 5.15, (1) the Percentage Interest of such Delinquent Member shall also be decreased by the Dilution Percentage, and (2) the aggregate Percentage Interest of the participating non-Delinquent Member(s) who funded such Required Contribution on behalf of such Delinquent Member shall be increased by the same amount on the same pro rata basis as such participating non-Delinquent Member(s) funded such Required Contribution; or
(ii)    the Company shall issue to each participating non-Delinquent Member newly created, non-voting preferred Additional Units (the “NDM Units”). The NDM Units received by each funding non-Delinquent Member shall (A) have an aggregate capital account (an “NDM Capital Account”) equal to such non-Delinquent Member’s NDM Amount and (B) be entitled to receive distributions prior to all other Membership Interests in the Company until the related NDM Capital Account has been reduced to zero. For the avoidance of doubt, an NDM Unit shall not entitle the holder thereof to any distributions (whether operating, special, liquidating or otherwise) from the Company after the related NDM Capital Account has been reduced to zero. NDM Units shall be non-voting Membership Interests in the Company.
(c)    Notwithstanding anything in this Section 5.15 to the contrary, the Delinquent Member may cure such delinquency (i) by contributing its Required Contribution prior to the Capital Contribution being made by another Member or (ii) on or before the sixtieth (60th) day following the date that the participating non-Delinquent Member(s) satisfied the Required Contribution, by making a Capital Contribution to the Company in an amount equal to the Required Contribution (a “Make-Up Contribution”) and paying to each participating non-Delinquent Member an amount equal to its NDM Amount multiplied by the Default Interest Rate for the period from the date such participating non-Delinquent Member funded its NDM Amount to the date that the Delinquent Member makes its Make-Up Contribution (the “Default Interest Amount”). If a Delinquent Member cures its delinquency pursuant to Section 5.15(c)(ii) by making a Make-Up Contribution and paying the Default Interest Amount, then (A) first, the Company shall distribute to each existing Member that is a participating non-Delinquent Member the NDM Amount that such participating non-Delinquent Member funded pursuant to Section 5.15(b), (B) second, the respective Capital Accounts and Percentage Interests of the Members shall be adjusted with all necessary increases or decreases to return the Members’ Capital Accounts and Percentage Interests status quo ante application of Section 5.15(b), (C) third, all NDM Units, if any, issued pursuant to Section 5.15(b)(ii) shall be cancelled and (D) fourth, the Percentage Interest of each Member shall be appropriately adjusted to reflect the Make-Up Contribution (based on total Capital Contributions). If the delinquency is remedied by the Delinquent Member making its Required Contribution or Make-Up Contribution as required above, the Delinquent Member shall no longer be deemed to be in default with respect to the unfunded Required Contribution. If the default is remedied by funding by the non-Delinquent Member(s) as a Capital Contribution as set forth above, the Delinquent Member shall no longer be deemed to be in default with respect to the unfunded Required Contribution.
5.16    Assistance with Financing and Reporting. The Company and its Subsidiaries shall provide, and the Board shall cause the Company, its Subsidiaries and their respective directors, officers, employees and service providers to provide, such cooperation in connection with the preparation of reports pursuant to applicable law or regulation or reports or presentations to investors and the obtaining of any debt or equity financing arrangements, in each case, of either the Harbinger Group or the EXCO Group, as applicable, as may be reasonably requested by either the Harbinger Member or the EXCO Member, respectively (so long as the Harbinger Member or the EXCO Member (as applicable), or such Person’s Affiliate, is required (or reasonably deems it necessary) to provide information regarding the Company in connection with such reports, presentations or financing arrangements, including (a) participation on a timely basis in meetings, drafting sessions, road shows and due diligence, lender, investor, rating agency and other presentations, (b) assisting either such Member and its financing sources in (i) the timely preparation of offering documents, private placement memoranda, bank information memoranda, prospectuses, investor presentations and other similar documents (including the execution and delivery of customary representation letters in connection with such matters), and (ii) the timely preparation of materials for due diligence, lender, investor, rating agency and other presentations and (c) providing appropriate assistance and representations in connection with the preparation of financial statements and other financial data of the Company and/or its Subsidiaries and requesting accountants’ consents, customary auditors reports and customary comfort letters (including “negative assurance” comfort), engineering and other data in connection with the use of the Company’s or the Partnership’s financial statements in offering documents, prospectuses, reports and other documents to be filed with the SEC. Such cooperation shall be at the Partnership’s expense unless such cooperation is for a financing arrangement that is unrelated to such Member funding a Required Contribution (“Unrelated Financing”) and the Company and its Subsidiaries have provided similar cooperation at the Partnership’s expense to such Member in connection with an Unrelated Financing during the previous twelve (12) months, in which case the applicable Member shall bear all expenses of the Company and its Subsidiaries incurred in providing such assistance.
Article VI
BOOKS, REPORTS AND COMPANY FUNDS
6.1    Records and Accounting; Auditors
The Company shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with United States generally accepted accounting principles (“GAAP”). All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board. The books of the Company for tax purposes shall be maintained in accordance with Code Section 448.
(c)    The independent registered public accounting firm and the external audit service provider of the Company shall initially be KPMG, LLP, until such firm resigns or is removed by the Board. Thereafter, the Board shall select the independent registered public accounting firm and the external audit service provider of the Company.
6.2    Reports.
(e)    As soon as practicable, but in any event no later than forty-five (45) days following the close of each Book Fiscal Year, the Company shall cause to be delivered to each Member a balance sheet, a statement of income and comprehensive income, a statement of Members’ equity and a statement of cash flows, such year-end financial reports to be prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, and to be audited and certified by a nationally recognized independent public accounting firm selected by the Board (subject to Section 6.1(b)).
(f)    As soon as practicable, but in no event later than eighteen (18) days after the close of each of the first three quarters and twenty-five (25) days after the close of the last quarter of each Book Fiscal Year, the Company shall cause to be delivered to each Member reports containing unaudited consolidated financial statements of the Company for such fiscal quarter, prepared in accordance with GAAP for interim reporting, including a balance sheet, a statement of income and comprehensive income, a statement of Members’ equity and a statement of cash flows.
(g)    Within forty-five (45) days after each Book Fiscal Year end (or at such other times as reasonably requested by the Members), the Company shall cause to be delivered to each Member (i) one or more engineering reports in a form reasonably satisfactory to the Board (each, an “Engineering Report”) relating to the Company’s and the Partnership’s oil and gas interests and (ii) such other information relating to the Company’s and the Partnership’s oil and gas interests reasonably requested by a Member. Each annual Engineering Report shall be prepared as of the Book Fiscal Year end by an independent engineering consultant approved by the Board. Each Engineering Report shall be prepared using standard engineering practices generally accepted by the petroleum industry and shall conform to guidelines developed and adopted by the U.S. Securities and Exchange Commission (the “SEC”).
(h)    With respect to any financial statements discussed in subsections (a) and (b) of this Section 6.2, the Company shall cause to be delivered to each Member an instrument executed by the principal financial officer and CEO of the Company and certifying that such financial statements were prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby, which shall accompany such financial statements; provided, that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with GAAP in accordance with this Agreement (including Section 5.7).
(i)    (i) As soon as practicable, but in no event later than fifteen (15) days after the close of each calendar month, the Company shall cause to be delivered to each Member reports containing the “flash” results for such month, which shall contain information with operating and financial metrics currently reported in EXCO’s existing internal financial reports, including production volumes, product pricing, operating expenses and EBITDA, and other information deemed necessary to manage the financial matters of the Company (such information will also include applicable comparisons to budgets and prior periods), and (ii) as soon as practicable, but in no event later than thirty (30) days after the close of each calendar month, the Company shall cause to be delivered to each Member reports containing unaudited consolidated financial statements of the Company for such month and for the Book Fiscal Year to date (and, in each case, on a comparative basis with the prior year to the extent such comparative financial statements are available), prepared in accordance with GAAP (except that such financial statements need not include footnotes), including a balance sheet, a statement of income and comprehensive income, a statement of Members’ equity and a statement of cash flows.
(j)    Within forty-five (45) days after the end of each fiscal quarter, the Company shall cause to be delivered to each Member (i) a forecast of the net income of the Company and the Partnership and cash distributions to the Members and partners of the Partnership for the remainder of the Book Fiscal Year and, with respect to the fourth quarter of the then current Book Fiscal Year, a forecast of the net income and cash distributions to be made to Members and the partners of the Partnership in the first quarter of the following Book Fiscal Year and (ii) a quarterly report summarizing all outstanding material Claims related to any litigation, arbitration, administrative proceeding or other dispute and any settlement or result of any litigation, arbitration, administrative proceeding or other dispute entered into or relating to the Company or the Partnership that occurred during the prior fiscal quarter.
(k)    Within thirty (30) days after the end of the Tax Fiscal Year, the Company shall cause to be delivered to each Member an estimate of taxable income for the Company and the Partnership, the amounts allocable to each Member for the Tax Fiscal Year and a fixed asset reconciliation (comprised of asset additions, retirements and dispositions).
(l)    As soon as practical after a Member may reasonably request, the Company will, and shall cause its Subsidiaries to, at the Company’s or such Subsidiary’s expense, furnish promptly to any Member all information regarding the Company, its Subsidiaries and their business and properties, as well as engineering and other data, in such form as reasonably requested by the Member in order to comply with its reporting obligations (or, in the case of a Founder Group Member, such obligations of a Harbinger Group Member or EXCO Group Member, as applicable) under the Exchange Act or any other securities laws, obligations with respect to an offering of securities registered under the Securities Act or made under an exemption from registration and any other securities laws applicable to such offering, which shall include financial information presented in accordance with GAAP or in a manner that will permit the Member to convert such information into financial statements in accordance with GAAP without incurring material cost or delay.
6.3    Inspection by Members. Subject to Section 13.2 and except as would be, upon the advice of outside counsel to the Company, necessary to preserve attorney-client, work product or similar legal privileges of the Company, any Member and any accountants, attorneys, financial advisors and other representatives of such Member may from time to time at such Member’s sole expense for any commercially reasonable purpose, visit and inspect the respective properties of the Company and its Subsidiaries, examine (and make copies and extracts of) the Company’s and any of its Subsidiaries’ respective books, records and documents of any kind, and discuss the Company’s and any of its Subsidiaries’ respective affairs with its employees or independent accountants, all at such reasonable times as such Member may request upon reasonable notice.
Article VII
TAX MATTERS
7.1    Preparation of Tax Returns. The EXCO Member shall arrange for the preparation and timely filing of all tax returns of the Company and the Partnership necessary for federal and state income and other applicable tax purposes and shall use all reasonable efforts to furnish to each Member as soon as practicable after the close of the Tax Fiscal Year and at such other times as reasonably necessary (e.g., quarterly), the tax information reasonably required for federal and state income and other applicable tax reporting purposes, including such Member’s share of Net Income, Net Loss and any other items of income, gain, loss and deduction for such Tax Fiscal Year and annual and quarterly projections of such items. No later than ten Business Days prior to the due date for filing any of the Company’s and the Partnership’s federal and state income tax returns (including information returns), the EXCO Member shall provide a written or electronic copy of such tax returns (and relevant supporting workpapers) to the Harbinger Member for review and comment and the EXCO Member shall make revisions to such tax returns as are reasonably requested by the Harbinger Member within five Business Days following the Harbinger Member’s receipt of such tax returns from the EXCO Member; provided, that if the Harbinger Member has not so requested such revisions within such five Business Day period, then the Harbinger Member shall be deemed to have no comments to any such tax returns. Each Member shall provide to the EXCO Member, when and as reasonably requested, all information concerning the affairs of such Member as may be reasonably required to permit the preparation of such returns.
7.2    Accounting Methods; Tax Elections. The classification, realization and recognition of income, gains, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes; provided, that, subject to the other provisions of this Section 7.2, the Tax Matters Member may propose to change the method of accounting used for federal income tax purposes, which change shall be subject to the prior written consent of each Founder Member Group, which consent shall not be unreasonably withheld. The Company shall make an election under Section 754 of the Code in accordance with applicable Regulations promulgated thereunder for the first Tax Fiscal Year in which there is a transfer or Company distribution to which such election would apply if requested by any Member. In addition, the Tax Matters Member shall determine whether to make any other available tax elections and select any other appropriate tax accounting methods and conventions for any purpose under this Agreement; provided, that no material tax election (other than an election under Section 754 of the Code) or selection of a material tax accounting method or convention shall be made without the prior written consent of each Founder Member Group, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the election under Section 6231(a)(1)(B)(ii) of the Code shall not be made with respect to the Company without the prior written consent of each Founder Member Group.
7.3    Tax Controversies. Subject to Sections 5.4 and 5.7, the EXCO Member is designated as the “Tax Matters Member” (within the meaning of Code Section 6231) as of the date hereof, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds that have been approved for such purposes by the Board for professional services and costs associated therewith. On or before the fifth Business Day after becoming aware of any significant tax matters with respect to the Company, including any tax audit, examination or proceeding with respect to the federal and state income tax matters of the Company or any member of the Partnership Group (any such matter, a “Tax Matter”), the Tax Matters Member shall inform the Harbinger Member of such Tax Matter and shall deliver to the Harbinger Member copies of all written communications it may receive with respect to such Tax Matter. The Tax Matters Member shall allow the Harbinger Member to participate in any decisions relating to such Tax Matter and shall not settle any such Tax Matter without the Harbinger Member’s prior written consent not to be unreasonably withheld. Without the consent of the Harbinger Member, which consent shall not be unreasonably withheld, the Tax Matters Member shall not extend the statute of limitations with respect to any federal or state income tax liability of the Company or any member of the Partnership Group, meet with or initiate contact with any federal or state income tax authorities, file a request for administrative adjustment on behalf of the Company or any member of the Partnership Group with respect to any federal or state income tax matter, file suit on behalf of the Company or any member of the Partnership Group concerning any federal or state income tax refund or deficiency or take any action contemplated by sections 6222 through 6231 of the Code. In the event the “TEFRA audit provisions” of Code Section 6221 et seq. apply by their terms, the Tax Matters Member shall ensure that each other Member is a notice partner within the meaning of Section 6231(a)(8) of the Code. Each Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any and all things reasonably required by the Tax Matters Member to conduct such proceedings. The designation of the Tax Matters Member may be changed from time to time as determined by the Board.
7.4    Taxation as a Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. No election shall be made by the Company or any Member for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law or to be classified as other than a partnership pursuant to Regulations Section 301.7701-3; provided, that the foregoing restrictions shall not apply to any ownership arrangement with respect to Oil and Gas Properties.
7.5    Withholding. The Company may withhold distributions or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local or foreign taxes that the Board determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. Any amount withheld or otherwise paid on behalf of or with respect to a Member pursuant to this Section 7.5 shall be treated as an advance against, and shall reduce the amount of, the next distribution(s) that the Member would otherwise receive pursuant to Sections 4.1 or Article X.
7.6    Reimbursement. The Tax Matters Member shall be reimbursed by the Company for all reasonable out-of-pocket costs and expenses approved by the Board (such approval not to be unreasonably withheld) and incurred in its performance of its duties as described herein.
7.7    Texas Margin Tax Sharing Arrangement. If Texas Law allows or requires any Member and the Company to participate in the filing of a Texas margin tax combined group report and such a combined group report is filed by such Member and such Member pays the Texas margin tax liability due in connection with such report, the Members agree that the Company shall promptly reimburse the filing Member for the margin tax paid on behalf of the Company as a combined group member. The margin tax paid on behalf of the Company shall be equal to the margin tax that the Company would have paid if it had computed its margin tax liability for the report period on a separate entity basis rather than as a member of the combined group. The Members agree that the filing Member may deduct for federal income tax purposes 100% of the Texas margin tax attributable to the Company and paid by the filing Member and that the Company’s reimbursement obligation shall be limited to the after-tax cost of the Texas margin tax attributable to the Company and paid by the filing Member, computed based on the highest marginal federal tax rate applicable to corporations.
Article VIII
EXCULPATION AND INDEMNIFICATION
8.1    Performance of Duties; No Liability of Members, Directors and Officers. No Member or Director (in their respective capacities as such) shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other agreements to which such Persons are party or as required by applicable Law. No Member, Director or Officer of the Company (in their respective capacities as such) shall be liable to the Company, and no Director or Officer of the Company (in their respective capacities as such) shall be liable to any Member, for any loss or damage sustained by the Company or such Member (as applicable), unless such loss or damage shall (as finally determined by a court of competent jurisdiction) have resulted from such Person’s fraud or willful misconduct or, in the case of any Member, willful breach of this Agreement or, in the case of any Director or Officer of the Company, knowing and intentional breach of this Agreement or, in the case of an Officer, breach of such Person’s duties pursuant to Section 5.6(b). In performing such Person’s duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, or any other Person who has been selected with reasonable care by or on behalf of the Company, in each case as to matters which such relying Person reasonably believes to be within such other Person’s competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member, Director or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Director or Officer of the Company or any combination of the foregoing. Nothing in this Agreement shall limit the liabilities and obligations of the Members, or entitle any Member to indemnification hereunder from the Company with respect to any claims made under, when acting in any capacity for or on behalf of the Company other than those expressly described above. For the avoidance of doubt, nothing in this Agreement shall limit the liability of any Member to any other Member for breach of this Agreement.
8.2    Right to Indemnification. Subject to the limitations and conditions as provided in this Article VIII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member, a Director or Officer or, in each case, a representative thereof shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (“Loss”), unless (a) such Loss shall have been finally determined by a court of competent jurisdiction to have resulted from such Person’s fraud, willful misconduct or, in the case of any Member, willful breach of this Agreement or, in the case of any Director or Officer, knowing and intentional breach of this Agreement or (b) in the case of an Officer, such Loss shall have been finally determined by a court of competent jurisdiction to have resulted from such person’s failure to act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company or other failure to comply with such Officer’s duties pursuant to Section 5.6(b), or, with respect to a criminal proceeding, such Officer had reasonable cause to believe his or her conduct was unlawful. Indemnification under this Article VIII shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VIII, including the rights to advancement granted under Section 8.3, shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. The foregoing indemnification is for the benefit of the Persons identified above acting in the capacities described above and not in any other capacity. For the avoidance of doubt and notwithstanding anything in this Article VIII to the contrary, nothing in this Agreement shall provide for any indemnification of any Member or any legal representative thereof in respect of any Proceeding brought by another Member against such first Member for breach of this Agreement or any Affiliate Contract.
8.3    Advance Payment. The right to indemnification conferred in this Article VIII shall include the right to be paid or reimbursed by the Company for the reasonable out-of-pocket expenses incurred by a Person entitled to be indemnified under Section 8.2 who was, or is threatened to be made, a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such Person is not entitled to be indemnified under this Article VIII or otherwise.
8.4    Indemnification of Employees and Agents. The Company, at the direction of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses under Sections 8.2 and 8.3.
8.5    Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company, at the sole discretion of the Board, may pay or reimburse reasonable out-of-pocket expenses incurred by a Director, Member, Officer, employee or agent in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
8.6    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right that a Member, Director, Officer or other Person indemnified pursuant to this Article VIII may have or hereafter acquire under any Law (common or statutory) or provision of this Agreement.
8.7    Insurance. The Board may obtain and maintain, at the Company’s or a member of the Partnership Group’s expense, insurance to protect the Members, Directors, Officers, employees and agents from any expense, liability or loss arising out of or in connection with such Person’s status and actions as a Member, Director, Officer, employee or agent. In addition, the Board may cause the Company to purchase and maintain insurance, at the Company’s expense, to protect the Company and any other Member, Director, Officer, employee or agent of the Company who is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of a foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VIII.
8.8    Other Indemnification Agreements.
(a)    The Company hereby agrees that (i) the obligation of the Company under this Agreement to indemnify or advance expenses to any indemnitee for the matters covered thereby shall be the primary source of indemnification and advancement of such indemnitee in connection therewith and any obligation on the part of any indemnitee under any Other Indemnification Agreement to indemnify or advance expenses to such indemnitee shall be secondary to the Company’s obligation and shall be reduced by any amount that the indemnitee may collect as indemnification or advancement from the Company, (ii) the Company shall be required to advance the full amount of expenses incurred by such indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable Law and as required by the terms of this Agreement and any Other Indemnification Agreement, without regard to any rights an indemnitee may have against the Persons other than Subsidiaries of the Company (including the Partnership Group) which have agreed to indemnify or advance expenses to such indemnitee (“Indemnitee-Related Entities”), and (iii) the Company irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof. In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of an indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Company, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Company, and such indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including the execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights. The Company and each indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 8.8(a), entitled to enforce this Section 8.8(a) as though each of the Indemnitee-Related Entities were a party to this Agreement.
(b)    Except as provided in Section 8.8(a), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that an indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
(c)    Except as provided in Section 8.8(a), the Company’s obligation to indemnify or advance expenses hereunder to an indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Subsidiary (including the Partnership Group) shall be reduced by any amount such indemnitee has actually received as indemnification payments or advancement of expenses from such Subsidiary. Notwithstanding any other provision of this Agreement to the contrary, (i) an indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to such indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether such indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any Person other than the Company.
8.9    Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court or other Governmental Authority of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any such Proceeding, appeal, inquiry or investigation to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable Law.
Article IX
UNITS, TRANSFERS, AND OTHER EVENTS
9.1    Unit Certificates.
(a)    Notwithstanding anything to the contrary herein, unless the Board shall determine and authorize otherwise in respect of some or all of any classes of Units, Units shall not be evidenced by certificates and shall be recorded on the books and records of the Company (including Exhibit A). Units in the Company may be evidenced by certificates in a form approved by the Board (“Certificates”) but there shall be no requirement that the Company issue certificates to evidence the Units. If at any time the Board determines to issue any Certificates, such Certificates shall on the face thereof bear the following legend reflecting the restrictions on the Transfer of such securities:
“TRANSFER IS SUBJECT TO RESTRICTIVE LEGEND ON THE BACK HEREOF”
Such Certificate shall also bear a legend on the reverse side thereof substantially in the following form:
“THE LIMITED LIABILITY COMPANY UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE LAWS OF ANY STATE OR FOREIGN JURISDICTION, AND MAY NOT BE OFFERED OR SOLD, UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THE LIMITED LIABILITY COMPANY UNITS ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF FEBRUARY 14, 2013, AS AMENDED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
EACH LIMITED LIABILITY COMPANY UNIT SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8-102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995. NOTWITHSTANDING ANY PROVISION OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY TO THE CONTRARY, TO THE EXTENT THAT ANY PROVISION OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT IS INCONSISTENT WITH ANY NON-WAIVABLE PROVISION OF ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF DELAWARE (6 DEL. C. 5 8-101, ET SEQ.) (THE “UCC”), SUCH PROVISION OF ARTICLE 8 OF THE UCC SHALL CONTROL.”
(b)    If the Units are certificated, upon any Transfer of all or a portion of the Units hereunder, the Transferor shall surrender the Certificate(s) representing the Units so Transferred to the Company for cancellation. If a Certificate represents a greater portion of the Transferor’s Units than that intended for Transfer, upon surrender of such Certificate for cancellation, the Company shall issue to the Transferor a new Certificate which represents the Units being retained by such Transferor. If the Units are certificated, the Company shall issue to each Transferee who is Transferred Units pursuant to this Agreement and who is admitted to the Company as a Substitute Member in accordance with Section 9.10, a Certificate evidencing the Units held by such Transferee. Such Certificate shall indicate the Units then owned by such Transferee and shall represent the Units owned by such Transferee from time to time thereafter as set forth in the then effective Exhibit A hereto, regardless of the Units indicated in the Certificate. Upon receipt of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Certificate and, in the case of any such loss, theft or destruction upon receipt of the Member’s unsecured indemnity agreement, or in the case of any other holder of a Certificate or Certificates, other indemnity reasonably satisfactory to the Board or in the case of any such mutilation upon surrender or cancellation of such Certificate, the Company will make and deliver a new Certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Certificate.
9.2    Record Holders. The Company shall keep a register or other records that reflect the Units and any Certificates. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, whether or not represented by a Certificate, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.
9.3    Restrictions on Transfers of Units.
(i)    Notwithstanding the other provisions of this Article IX, no Transfer of any Units shall be made if such Transfer would (i) violate the then applicable Laws or rules and regulations of the SEC, any state securities commission or any other Governmental Authority with jurisdiction over such Transfer, (ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation, (iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (if not already so treated or taxed) or (iv) cause the Company to be required to register as an investment company under the Investment Company Act of 1940 or subject the Company or its Subsidiaries or any of the Partnership Group to the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended.
(j)    Except for Transfers made pursuant to and in compliance with Sections 9.4, 9.5 and 9.7, any Transfer of Units by any Member or any of their Affiliates shall be consummated only in accordance with this Section 9.3(b) as follows:
(iii)    No Member shall Transfer all or any portion of its Units or, until the occurrence of a Qualified Public Offering or as permitted by Section 4.5(c) of the Partnership Agreement, Limited Partner Interests of the Partnership, without the prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned) of a majority of the Board (which majority shall include at least one Harbinger Director, so long as the Harbinger Member is entitled to appoint a Director, and at least one EXCO Director, so long as the EXCO Member is entitled to appoint a Director); provided, that such consent shall not be required for (A) a Permitted Transfer, (B) a bona fide pledge by a Member of its Units (the “Pledged Interests”) to a lender of such Member or an agent for such lender (in such capacity, together with its successors and assigns, in such capacity, a “Lender”) if such Member provides at least ten (10) days advance written notice of such pledge to the non-pledging Members and such pledging arrangement provides that the non-pledging Members will have thirty (30) days to cure any default of the pledging Member prior to such Lender initiating foreclosure proceedings on the Pledged Interests (a “Bona Fide Pledge”) or (C) foreclosure upon Pledged Interests by a Lender (a “Foreclosure”). In the event of (1) a Foreclosure by a Lender on either (x) a pledge of a Member’s Units or (y) an indirect pledge of Equity Interests of such Member by one or more Persons directly or indirectly Controlling any Equity Interests in such Member (other than a Member’s ultimate public parent company) or (2) a Transfer of Pledged Interests by a Lender to another Person, then the proportionate amount of such Units subject to such Foreclosure shall, for purposes of any rights or obligations set forth herein, be treated as having been Transferred by such Member to a third party that is not an Affiliate of such Member.
(iv)    Notwithstanding Section 9.3(b)(i), the EXCO Member shall not Transfer all or any portion of its Units (except pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure) without the prior written consent of the Harbinger Member (which such consent shall not be unreasonably withheld, delayed or conditioned); provided, that for so long as EXCO or another member of EXCO Group remains an operator under either of the Operating Agreements, it shall not be deemed unreasonable for the Harbinger Member to withhold its consent to any such Transfer by the EXCO Member (except pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure or following a Qualified Public Offering) if the transferee does not have, prior to such Transfer, the same or better credit ratings (by any “nationally recognized statistical rating organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act) and substantially the same operational capability as EXCO.
(k)    In the event that a Transfer of Units under this Agreement subject to Section 9.4, 9.5 or 9.7 occurs in connection with a Transfer of Common Units or other Limited Partner Interests of the Partnership subject to similar rights of first refusal, tag-along rights or drag-along rights under the Partnership Agreement, such rights shall be exercised substantially concurrently with the rights under the foregoing sections of this Agreement.
9.4    Right of First Refusal.
(a)    Any Member seeking to Transfer Units (a “Transferring Member”), other than in a Permitted Transfer, Bona Fide Pledge or Foreclosure pursuant to Section 9.3(b), shall be subject to the provisions of Sections 9.4(b) through 9.4(i) in connection with the Transfer of such Units.
(b)    If a Transferring Member subject to this Section 9.4(b) desires to Transfer all or any portion of its Units to any Person (other than pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure), the Transferring Member shall give written notice (the “Seller’s Notice”) to the Founder Member Groups that own a Percentage Interest of at least 25% of the outstanding Units (except, if the Transferring Member is a member of one of the Founder Member Groups, its own Founder Member Group) (the “ROFR Holders”) at least thirty (30) days prior to the closing of the Transfer (such period herein referred to as the “First Refusal Period”), stating that the Transferring Member intends to make such proposed Transfer, identifying the material terms and conditions of such Transfer, including the name and address of the prospective purchaser or transferee (the “Proposed Transferee”), the number of Units proposed to be sold or acquired pursuant to the offer (the “First Refusal Interests”) and the per Unit purchase price which the Proposed Transferee has offered to pay for the First Refusal Interests (the “Sale Price”). A copy of the offer, if available, shall be attached to the Seller’s Notice.
(c)    Each ROFR Holder shall have the irrevocable right and option to purchase all but not less than all of the First Refusal Interests at the Sale Price and on terms no less favorable to the Transferring Member than those set forth in the Seller’s Notice prior to the expiration of the First Refusal Period. Within twenty (20) days following delivery of the Seller’s Notice (the “First Refusal Notice Deadline”), each ROFR Holder shall have the right to deliver a written notice (“First Refusal Notice”) to the Transferring Member stating whether it elects to exercise its option under this Section 9.4, and such notice shall constitute an irrevocable commitment to purchase the First Refusal Interests on the terms set forth in the Seller’s Notice.
(d)    If the ROFR Holders do not elect to purchase all of the First Refusal Interests prior to the expiration of the First Refusal Notice Deadline or notify the Transferring Member that they do not wish to purchase all of the First Refusal Interests pursuant to Section 9.4(c), then, subject to this Article IX, the Transferring Member shall be free, for a period of ninety (90) calendar days from the date of the expiration of the First Refusal Period, to Transfer all such First Refusal Interests to the Proposed Transferee (i) at a price per Unit equal to or greater than the Sale Price and upon terms no more favorable to the Proposed Transferee than those specified in the Seller’s Notice and (ii) subject to the terms and restrictions of this Agreement, including as set forth in this Article IX. Any proposed Transfer of such First Refusal Interests by the Transferring Member after the end of such 90-day period or any change in the terms of the proposed Transfer as set forth in the Seller’s Notice that are more favorable to the Proposed Transferee shall require a new Seller’s Notice to be delivered to the ROFR Holders and shall give rise anew to the rights provided in the preceding paragraphs in this Section 9.4.
(e)    If the ROFR Holders elect to purchase all of the First Refusal Interests set forth in the Seller’s Notice, such ROFR Holders shall have the right to purchase all, but not less than all, of the First Refusal Interests for cash consideration whether or not part or all of the consideration specified in the Seller’s Notice is other than cash. If part or all of the consideration to be paid for the First Refusal Interests as stated in the Seller’s Notice is other than cash, the price stated in such Seller’s Notice shall be deemed to be the sum of the cash consideration, if any, specified in such Seller’s Notice, plus the fair market value of the non-cash consideration. The fair market value of the non-cash consideration shall be determined by the Board; provided, that if the Board does not or is unable to make such a determination of fair market value, such determination of fair market value shall be made by a Valuation Firm selected by the Board, and such Valuation Firm shall be engaged and paid by the Company. The determination of fair market value by such Valuation Firm (or, if such Valuation Firm determines a range of fair market values, the mid-point of such range) shall be final and binding on the Transferring Member and the ROFR Holders; provided, that, in the event of a disagreement with the determination of such Valuation Firm (but not any determination of the Board), the Transferring Member may elect to withdraw the Transfer of the First Refusal Interests, in which case the Transferring Member may not Transfer (including pursuant to a new First Refusal Notice) any First Refusal Interests during the ninety (90) day period immediately following the date of such withdrawal.
(f)    If the Transferring Member receives a First Refusal Notice from more than one ROFR Holder entitled to purchase the First Refusal Interests, each such ROFR Holder shall be allocated its pro rata portion (based on the Percentage Interest of Units) of the First Refusal Interests that would have been Transferred to the Proposed Transferee, unless otherwise agreed to by such ROFR Holders and the Transferring Member.
(g)    The closing of the Transfer of the First Refusal Interests under this Section 9.4 will be held at any location agreed to by the Transferring Member and the ROFR Holder(s) purchasing the First Refusal Interests and on a mutually acceptable date not more than ninety (90) days after a ROFR Holder delivers a First Refusal Notice (or if more than one ROFR Holder is purchasing the First Refusal Interests, a date not more than ninety (90) days following the latest of the dates that the last electing ROFR Holder delivered its First Refusal Notice). At any closing contemplated by this Section 9.4, in consideration of the receipt of the purchase price in immediately available funds, the Transferring Member shall Transfer to the ROFR Holder(s) all right, title and interest in and to the First Refusal Interests, free and clear of all Liens, and, at the request of the ROFR Holder(s), shall execute all other documents and take other actions as may be reasonably necessary or desirable to effectuate the Transfer of the First Refusal Interests and to carry out the purposes of this Agreement.
(h)    Notwithstanding the foregoing paragraphs in this Section 9.4, in the event that the Harbinger Member exercises its Drag-Along Rights as provided in Section 9.7, the EXCO Member may only exercise its rights under this Section 9.4 if the EXCO Member offers to purchase all of the Units, Common Units and other Limited Partner Interests held in the aggregate by the Harbinger Group at a price no less than 2% higher than the price offered by the Drag-Along Transferee for such securities and upon terms no less favorable than those offered by the Drag-Along Transferee.
(i)    Notwithstanding anything contained in this Section 9.4 to the contrary, there shall be no liability on the part of the Transferring Member to the Founder Member Groups entitled to a Seller’s Notice if the Transfer of First Refusal Interests pursuant to this Section 9.4 is not consummated for any reason. Whether to effect a Transfer of First Refusal Interests by the Transferring Member to a Proposed Transferee is in the sole and absolute discretion of such Transferring Member.
9.5    Tag-Along Rights.
(d)    If any Member proposes to Transfer all or any portion of its Units to any Person other than through a Permitted Transfer, Bona Fide Pledge or Foreclosure (a “Tag-Along Sale”), such Member (the “Initiating Holder”) shall provide to each Founder Member Group holding the same class of Equity Interests of the Company that are subject to the Tag-Along Sale (except, if the Initiating Holder is a member of one of the Founder Member Groups, its own Founder Member Group) notice of the terms and conditions of such proposed Transfer (the “Tag-Along Notice”) (which notice may also be given concurrent with any Seller’s Notice) and offer such other Founder Member Groups the opportunity to participate in such Transfer with respect to their Units of the same class of Units that are subject to the Tag-Along Sale in accordance with this Section 9.5 (each such electing Founder Member Group, a “Tagging Holder”) by including in the proposed Transfer a number of the Tagging Holder’s Units not to exceed the Tagging Holder’s pro rata portion (based on the Percentage Interest of Units that are subject to the Tag-Along Sale) of the Units being Transferred in the Tag-Along Sale. No Tagging Holder may (i) Transfer a greater percentage of its Units than the Initiating Holder is Transferring or (ii) Transfer a class of Equity Interests of the Company different than the Initiating Holder.
(e)    The Tag-Along Notice shall identify the consideration for which the Transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Sale, including the form of the proposed agreement, if any.
(f)    From the date of its receipt of the Tag-Along Notice, each Tagging Holder shall have the right (a “Tag-Along Right”), exercisable by written notice (the “Tag-Along Response Notice”) given to the Initiating Holder within (i) ten (10) days after the end of the First Refusal Period, if the Tag-Along Notice is given during the First Refusal Period, or (ii) ten (10) days after its receipt of the Tag-Along Notice (the “Tag-Along Notice Period”), to request that the Initiating Holder include in the proposed Transfer such number of Units held by such Tagging Holder as permitted by this Section 9.5.
(g)    Each Tag-Along Response Notice shall include wire transfer instructions for payment of the purchase price for the Units to be Transferred in such Tag-Along Sale and a limited power of attorney authorizing the Initiating Holder to Transfer such Tagging Holder’s Units that are subject to the Tag-Along Sale at a price and on terms set forth in the Tag-Along Notice. Delivery of the Tag-Along Response Notice to the Initiating Holder shall constitute an irrevocable exercise and acceptance of the Tag-Along Right by such Tagging Holder. If any Tagging Holder accepts the terms of the Tag-Along Notice, the Initiating Holder shall, to the extent necessary, reduce the number of Units it otherwise would have included in such proposed Tag-Along Sale so as to permit the Tagging Holders to include in the Tag Along Sale a number of Units that they are entitled to include pursuant to this Section 9.5. Each Tagging Holder shall promptly execute all other documents required to be executed in connection with such Tag-Along Sale.
(h)    If, within ninety (90) days after delivery of the Tag-Along Response Notice, the Initiating Holder has not completed the Transfer of its Units on substantially the same terms and conditions set forth in the Tag-Along Notice, the Initiating Holder shall (i) return to each Tagging Holder any documents in the possession of the Initiating Holder executed by the Tagging Holders in connection with the proposed Tag-Along Sale and (ii) not conduct any Transfer of its Units without again complying with this Section 9.5.
(i)    Concurrently with the consummation of the Tag-Along Sale, the Initiating Holder shall (i) notify the Tagging Holders of the consummation of such Tag-Along Sale, (ii) remit to each Tagging Holder the total consideration for the Units that such Tagging Holder Transferred pursuant to the Tag-Along Sale and (iii) promptly after the consummation of the Tag-Along Sale, furnish such other evidence of the completion and the date of completion of such Transfer and the terms thereof as may be reasonably requested by the Tagging Holders.
(j)    If at the termination of the Tag-Along Notice Period any Member has not elected to participate in the Tag-Along Sale, such Member shall be deemed to have waived its rights under this Section 9.5 with respect to the Transfer of its Units pursuant to such Tag-Along Sale.
(k)    Notwithstanding anything contained in this Section 9.5 to the contrary, there shall be no liability on the part of the Initiating Holder to the Tagging Holders if the Transfer of Units pursuant to this Section 9.5 is not consummated for any reason. Whether to effect a Transfer of Units by the Initiating Holder is in the sole and absolute discretion of such Initiating Holder.
(l)    In connection with a Tag-Along Sale, each Tagging Holder who exercises Tag-Along Rights will execute such documents, and make such representations, warranties, covenants and indemnities, as are (and when) executed and made by the Initiating Holder, provided that any such indemnification or similar obligations will be apportioned pro rata among the Members participating in the Tag-Along Sale based on the net proceeds received by them, other than with respect to representations made individually by a Member (e.g., as to such Member’s title to the applicable securities and the Transfer of such securities free and clear of all Liens, and with respect to such Member’s existence, power and authority to effect such Transfer, the due execution and enforceability of the relevant documents against such Member, the absence of conflicts or required consents, absence of litigation with respect to such Member relating to such transaction and absence of obligations with respect to brokers’ fees). In connection with a Tag-Along Sale, each participating Member will also (A) consent to and raise no objections against the Tag-Along Sale or the process pursuant to which the Tag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Initiating Holder to consummate such Tag-Along Sale, and (D) comply with the terms of the documentation relating to such Tag-Along Sale. In connection with a Tag-Along Sale, the Company will use commercially reasonable efforts to, and cause any Officer to, take all actions reasonably necessary and appropriate to facilitate such Tag-Along Sale. Notwithstanding anything contained in this Section 9.5 to the contrary, the rights and obligations of the Members to participate in a Tag-Along Sale are subject to the following conditions:
(i)    upon the consummation of such Tag-Along Sale, all of the Members participating therein will receive the same form and amount of consideration per Unit, and, except for such consideration, no Initiating Holder or Tagging Holder (each, a “Participating Holder”) will receive any other payments of any nature whatsoever from the Transferee in connection with or arising from the Tag-Along Sale; and
(ii)    no Participating Holder (other than the Initiating Holder) shall be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale, and each Participating Holder shall be obligated to pay only its pro rata share (based on the number of Units Transferred) of expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all such Participating Holders and are not otherwise paid by the Company.
9.6    Preemptive Rights.
(a)    Subject to and without limiting Section 5.15, the Company grants to each Member who is part of a Founder Member Group (a “PR Holder”), and each PR Holder shall have the right to purchase, in accordance with the procedures set forth herein, up to such PR Holder’s pro rata portion (based on Percentage Interest of Units immediately prior to the time of sale) of any New Interests that the Company may, from time to time, propose to issue and sell (hereinafter referred to as the “Preemptive Rights”).
(b)    If the Company proposes to issue and sell New Interests, the Company shall notify each PR Holder in writing with respect to the proposed New Interests to be issued and sold (the “New Interests Notice”). Each New Interests Notice shall set forth: (i) the number of New Interests proposed to be issued and sold by the Company and their purchase price; (ii) each PR Holder’s pro rata portion of New Interests and (iii) any other material terms and conditions, including any applicable regulatory requirements, and, if known, the expected date of consummation of the issuance and sale of the New Interests (which date, in any event shall be no earlier than forty-five (45) days following the date of delivery of the New Interests Notice).
(c)    Each PR Holder shall be entitled to exercise its Preemptive Right to purchase such New Interests by delivering an irrevocable written notice to the Company within thirty (30) days from the date of receipt of any New Interests Notice specifying the number of New Interests to be subscribed, which in any event can be no greater than such PR Holder’s pro rata portion of such New Interests, at the price and on the terms and conditions specified in the New Interests Notice.
(d)    Each PR Holder exercising its right to purchase its entire pro rata portion of New Interests being issued (each, a “Subscribing Member”) shall have a right of over-allotment such that if another PR Holder fails to exercise its Preemptive Right to purchase its entire pro rata portion of New Interests (each, a “Non-Subscribing Member,” including any PR Holder that fails to exercise its right to purchase its entire pro rata share of Remaining New Interests, as described below), such Subscribing Member may purchase its pro rata share, based on the relative percentage ownership of the Units then owned by the Subscribing Members, of those New Interests in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Interests”) by giving written notice to the Company within three (3) Business Days from the date that the Company provides written notice of the amount of New Interests as to which such Non-Subscribing Members have failed to exercise their rights thereunder.
(e)    If no PR Holder elects within the applicable notice periods described above to exercise its Preemptive Rights with respect to any of the New Interests proposed to be issued and sold by the Company, the Company shall have ninety (90) days after the expiration of all such notice periods to issue and sell or to enter into an agreement to issue and sell such unsubscribed New Interests proposed to be sold by the Company, at a price and on terms no more favorable to the purchaser than those offered to the PR Holders pursuant to this Section 9.6.
(f)    No PR Holder will be required to take up and pay for any New Interests pursuant to its Preemptive Right unless all New Interests (other than those to be taken up by such PR Holder) are sold, whether to the other PR Holders or pursuant to Section 9.6(e).
(g)    Each PR Holder may assign its rights to acquire New Interests under this Section 9.6 to, and such rights may be exercised on behalf of such PR Holder by, any 100% Affiliate of such PR Holder to whom such PR Holder would have been permitted to Transfer such New Interests immediately following such PR Holder’s acquisition thereof.
9.7    Drag-Along Rights.
(a)    General. Subject to prior compliance with Sections 9.3 and 9.4, after the third anniversary of the Closing Date, if any Drag-Along Founder Member Group elects to consummate a Transfer of Units to any Person or Persons (except pursuant to a Permitted Transfer, Bona Fide Pledge or Foreclosure) (collectively, a “Drag-Along Transferee”) in a bona fide arm’s-length transaction or series of related transactions (including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise) pursuant to which all, but not less than all, of the Units, the Common Units and other Limited Partner Interests held in the aggregate by such Drag-Along Founder Member Group would be Transferred to such Drag-Along Transferee (subject to allowance for “rollover” transactions in which the Drag-Along Founder Member Group and its Affiliates continue to hold no more than 20% of the equity in the Company and the Partnership, or their successor entity or entities, following completion of such transactions), such Drag-Along Founder Member Group shall have the right (a “Drag-Along Right”), upon the terms and subject to the conditions of this Section 9.7, to require all other Members to Transfer all, but not less than all, of the Units, Common Units and other Limited Partner Interests held by such other Members to such Drag-Along Transferee; provided, however, that the Drag-Along Founder Member Group must hold at least 25% of the Units and at least 60% of the Limited Partner Interests (as defined in the Partnership Agreement) in the Partnership to exercise its Drag-Along Rights; provided, further, that such Drag-Along Founder Member Group must also exercise its drag-along rights under the Partnership Agreement; and provided, further, that if all or a portion of the consideration to be received in connection with the Drag-Along Sale consists of securities of the Drag-Along Transferee or another Person, such securities must be listed on a National Securities Exchange and be (x) issued pursuant to an effective registration statement under the Securities Act or (y) subject to a demand registration rights agreement with all Members receiving such securities, on reasonable and customary terms (including mutual indemnities and piggyback registration rights) and providing for the issuer to use commercially reasonable efforts to register (upon the request of any Member) under the Securities Act the resale of all such securities received by all Members.
(i)    Subject to Section 9.7(b), each Member will Transfer all of the Units it is required to Transfer in connection with the valid exercise of Drag-Along Rights by a Drag-Along Founder Member Group on the same terms (other than aggregate price) and conditions applicable to, and for the same type of consideration payable to, each member of the Drag-Along Founder Member Group, at the price calculated in accordance with Section 9.7(a)(ii) (a “Drag-Along Sale”); and
(ii)    The aggregate purchase price payable for the Units purchased by a Drag-Along Transferee will be allocated, paid and distributed among the Members participating in such Drag-Along Sale based on the Percentage Interest of each such Member. The aggregate net purchase price payable in respect of Units of the Company, Common Units and any other Partnership Interests in a Drag-Along Sale pursuant to this Section 9.7 and pursuant to the Partnership Agreement shall be allocated among such securities in the same manner as such amount would be distributed among the holders of such securities in a liquidation of the Partnership followed by a liquidation of the Company.
(b)    Terms of Sale. In connection with a Drag-Along Sale, each Member subject thereto will execute such documents, and make such representations, warranties, covenants and indemnities with respect to the matters set forth below, as are (and when) executed and made by the applicable Drag-Along Founder Member Group, and will take and cause its Affiliates to take, and cause any Director designated to the Board by such Member, if applicable, to take, any and all other actions as may be reasonably necessary or advisable to consummate the Drag-Along Sale; provided, that any indemnification or similar obligations will be apportioned pro rata among the Members participating in the Drag-Along Sale based on the net proceeds received by them, other than with respect to representations and covenants made individually by a Member. In connection with a Drag-Along Sale, each Member subject thereto will also (A) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged, (B) waive any dissenter’s rights and other similar rights, (C) take all actions reasonably required or desirable or requested by the Drag-Along Founder Member Group to consummate such Drag-Along Sale, (D) comply with the terms of the documentation relating to such Drag-Along Sale and (E) use commercially reasonable efforts to cause any Director designated to the Board by such Member, if applicable, to facilitate and take, and cause the Company to facilitate and take, the actions described in the foregoing clauses (A) through (D). In connection with any Drag-Along Sale, no Member required to participate in such Drag-Along Sale shall be required to make any representations or warranties in connection with such Transfer, other than representations or warranties made individually by such Member as to such Member’s title to the applicable securities and the Transfer of such securities free and clear of all Liens, and with respect to such Member’s existence, power and authority to effect such Transfer, the due execution and enforceability of the relevant documents against such Member, the absence of conflicts or required consents, absence of litigation with respect to such Member relating to such transaction and absence of obligations with respect to brokers’ fees.
(c)    Drag-Along Notice. The rights set forth in this Section 9.7 will be exercised by the Drag-Along Founder Member Group giving written notice (the “Drag-Along Notice”) to the other Members at least thirty (30) Business Days prior to the date on which the Drag-Along Founder Member Group expects to consummate the Drag-Along Sale. In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any material respect, such Drag-Along Founder Member Group will promptly give written notice (an “Amended Drag-Along Notice”) of the amended terms and conditions of the proposed Transfer to each of the other Members. The Drag-Along Founder Member Group shall cause each Drag-Along Notice and Amended Drag-Along Notice to set forth: (i) the name and address of the Drag-Along Transferee, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee and (iii) all other material terms of the proposed transaction, including the expected closing date of the transaction, and the Drag-Along Founder Member Group shall provide copies of the definitive documents and agreements relating to the Drag-Along Sale to the other Members reasonably in advance of the consummation of such Drag-Along Sale; provided, that any such document or agreement to which the other Members are not a party may be redacted to exclude provisions not directly relevant, in the Drag-Along Founder Member Group’s reasonable discretion, to the other Members.
(d)    Accredited Investor. Notwithstanding anything to the contrary in this Section 9.7, if the consideration in a Drag-Along Sale includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act and which may not be resold pursuant to Rule 144 (or are subject to volume limitations thereunder), each Member that is not then an Accredited Investor (without regard to Rule 501(a)(4) under the Securities Act) may be required (notwithstanding Section 9.7(a)(i)), at the request and election of the Drag-Along Founder Member Group, to (i) appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such Members or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the fair market value of such securities as determined by the Board in its reasonable judgment.
(e)    Fair Market Value. If some or all of the consideration received in connection with a Drag-Along Sale is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the Board; provided, that if the Board does not or is unable to make such a determination of fair market value, such determination of fair market value shall be made by a Valuation Firm selected by the Board, and such firm shall be engaged and paid by the Company. The determination of fair market value by such Valuation Firm (or, if such Valuation Firm determines a range of fair market values, the mid-point of such range) shall be final and binding on all parties.
9.8    Change of Control.
(a)    Change of Control of EXCO. Upon a Change of Control of EXCO, the Harbinger Member shall have the right, exercisable until the expiration of six months following notice to the Harbinger Member by the EXCO Member of the Change of Control of EXCO, to acquire all, but not less than all, of the Units of the EXCO Member for Fair Market Value.
(b)    Change of Control of Harbinger. If, within a twelve-month period following a Change of Control of Harbinger, the Harbinger Directors on the Board cause the Partnership to reject each opportunity relating to Partnership Appropriate Oil and Gas Properties presented to the Partnership by the EXCO Group reasonably and in good faith and substantially consistent with past practice and (i) such opportunity is reasonably expected to be accretive to the Partnership on a per Common Unit basis and (ii) the Partnership has available borrowing capacity under any then-existing credit facility, cash on hand and other sources of secured debt financing reasonably available to consummate such opportunity, the EXCO Member shall have the right, exercisable until the expiration of six months following the twelve-month anniversary of the Change of Control of Harbinger, to acquire all, but not less than all, of the Units, Common Units and any other Limited Partner Interests held by the Harbinger Group for Fair Market Value.
(c)    Change of Control of Other Members. Upon a Change of Control of any Member other than the Harbinger Member or the EXCO Member, the Harbinger Member and the EXCO Member shall each have the right, exercisable until the expiration of six months following notice to the Board of the Change of Control of such Member, to acquire all, but not less than all, of the Units of such Member for Fair Market Value.
9.9    Expenses. Each Member shall bear its own expenses incurred in connection with this Article IX, and any Member effecting a Transfer pursuant to this Article IX shall reimburse the Company or the Partnership, as the case may be, for any expenses incurred by the Company or the Partnership in connection therewith.
9.10    Transfers Generally; Substitute Members.
(a)    Additional Procedural Conditions to Transfers. Without limiting Section 9.3(a), any Transfer of Units shall be valid hereunder only if:
(i)    the Transferor and the Transferee execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Board to effect such Transfer and to confirm the agreement of the Transferee to be bound by the provisions of this Agreement; and
(ii)    the Transferor and the Transferee provide to the Board the Transferee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.
(b)    Rights and Obligations of Transferees and Transferors. Subject to Section 9.10(c), the Transferee of any Transfer of Units permitted pursuant to this Agreement shall be a Transferee only, and only shall receive, to the extent Transferred, the Economic Interest associated with the Units so Transferred, and such Transferee shall not be entitled or enabled to exercise any other rights or powers of a Member, such other rights, and all obligations relating to, or in connection with, such Units remaining with the Transferring Member. The Transferring Member shall remain a Member even if it has Transferred all of its Units to one or more Transferees until such time as all such Transferees are admitted to the Company as Substitute Members pursuant to Section 9.10(c), as applicable. Subject to Section 9.10(c), in the event any Transferee desires to make a further Transfer of all or any portion of its Units, such Transferee shall be subject to all of the provisions of this Agreement to the same extent and in the same manner as the Member who initially held such Units.
(c)    Admission of Transferee as Substitute Member. Subject to the other provisions of this Article IX, a Transferee shall be admitted to the Company as a Substitute Member following a Transfer of Units in accordance with this Article IX upon satisfaction of all of the following conditions, upon which the Transferee shall have all of the rights and powers, and be subject to all of the restrictions and liabilities, of a Member under the Act and this Agreement with respect to the Units Transferred: (i) the Transferee shall become a party to this Agreement as a Member by executing a joinder or counterpart signature page to this Agreement and executing such other documents and instruments as the Board may reasonably request for the sole purpose of confirming such Transferee’s admission as a Member and agreement to be bound by the terms and conditions of this Agreement and (ii) if requested by the Board, the Transferee agrees to pay or reimburse, or pays or reimburses, the Company for all reasonable costs that the Company incurs in connection with the admission of the Transferee as a Member.
(d)    Effect on Transferor and Company. Upon the admission of a Transferee as a Substitute Member, (i) the Transferor shall (A) cease to be a Member with respect to the portion of the Units so Transferred and (B) be released from any obligations arising after the date of such Transfer with respect to the Units so Transferred and (ii) subject to Section 9.10(e), the Transferee will become a Member hereunder with respect to such Units with all the rights and obligations of a Member held by the Transferor in respect of such Units immediately prior to the time of Transfer.
(e)    Non-Transferable Provisions. Notwithstanding anything to the contrary contained herein, the rights and obligations of this Agreement that refer specifically to any Founder Member Group or member of a Founder Member Group (the “Non-Transferable Provisions”) shall be personal to such Founder Member Group or member of a Founder Member Group and may not be Transferred without the written consent of each Founder Member Group other than pursuant to Affiliate Transfers. Immediately following any Transfer of a Unit by a member of a Founder Member Group in a manner pursuant to which the Non-Transferable Provisions are not Transferred, the Non-Transferable Provisions shall continue to apply solely with respect to that portion, if any, of such Founder Member Group’s Units retained by such Founder Member Group. For the avoidance of doubt, Non-Transferable Provisions include, but are not limited to, the rights and obligations set forth in Section 9.4, Section 9.5, Section 9.6, Section 9.7 and Section 9.8.
9.11    Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.
Effect of Incapacity.
9.12    No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.
9.13    Effect of Non-Compliance.
(a)    Improper Transfers Void. ANY ATTEMPTED TRANSFER NOT STRICTLY IN ACCORDANCE WITH THE PROVISIONS OF THIS ARTICLE IX WILL BE VOID AB INITIO AND OF NO FORCE OR EFFECT WHATSOEVER, PROVIDED, THAT ANY SUCH ATTEMPTED TRANSFER MAY BE A BREACH OF THIS AGREEMENT, NOTWITHSTANDING THAT SUCH ATTEMPTED TRANSFER IS VOID.
(b)    Other Consequences. Without limiting the foregoing, if any Unit or Certificate representing a Unit is purported to be Transferred in whole or in part in contravention of this Article IX, the Person to whom such purported Transfer was made shall not be entitled to any rights as a Member whatsoever, including any of the following rights:
(i)    to participate in the management, business or affairs of the Company;
(ii)    to receive any reports pursuant to Section 6.2 or obtain information concerning the Company pursuant to Section 6.3 or any other provision hereof;
(iii)    to inspect or copy the Company’s books or records;
(iv)    to receive any Economic Interest in the Company; or
(v)    to receive upon the dissolution and winding up of the Company the net amount otherwise distributable to the Transferor pursuant to Section 10.2(c)(iii) hereof.
Article X
DISSOLUTION, LIQUIDATION AND TERMINATION
10.1    Dissolution. The Company will dissolve and its affairs will be wound up only upon (i) the consent of the Directors in accordance with Section 5.7, or (ii) upon the closing of a Drag-Along Sale. For the avoidance of doubt, the bankruptcy, liquidation or dissolution of any Member or any Affiliate of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution. The provisions of Article X shall survive the dissolution, liquidation, winding up and termination of the Company.
10.2    Liquidation and Termination. Upon the dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided herein. The costs of liquidation will be borne as a Company expense. Until final distribution, the liquidator will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Act, the steps to be accomplished by the liquidator are as follows:
(a)    Accounting. As promptly as possible after dissolution and again after final liquidation, the liquidator will cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;
(b)    Payments. The liquidator will pay from Company funds all of the debts and liabilities of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and
(c)    Disposition of Assets. The Company will dispose of all remaining assets as follows:
(i)    the liquidator may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.2;
(ii)    with respect to all Company property that has not been sold, the fair market value of that property will be determined by the liquidator and the Capital Accounts of the Members will be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable Transfer of that property for the fair market value of that property on the date of distribution; and
(iii)    thereafter, Company property will be distributed among the Members in accordance with their respective positive Capital Account balances. All distributions made pursuant to this clause (iii) will be made by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation).
(d)    Distributions. All distributions in kind to the Members will be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses and liabilities will be allocated to the distributee pursuant to this Section 10.2.
(e)    Cancellation of Filing. Upon completion of the distribution of Company assets as provided herein, the Company will be terminated, and the Board (or such other Person or Persons as may be required) will cause the cancellation of any other filings made as provided in Section 1.6 and will take such other actions as may be necessary to terminate the Company.
Article XI
DEVELOPMENT AND ACQUISITION OPPORTUNITIES
11.1    Partnership Business Opportunities. The provisions of this Article XI shall terminate and be of no further force or effect upon the earliest to occur of (i) twelve months following a Change of Control of EXCO or Change of Control of Harbinger, (ii) the Harbinger Member exercises the Full Special Committee Control Rights, (iii) a member of the EXCO Member Group no longer serves as an operator under both Operating Agreements, or (iv) either (A) the EXCO Member no longer owns any Units, (B) the Harbinger Member no longer owns any Units or (C) the Harbinger Member Transfers 25% or more of the outstanding Units to a Competitor (other than a 100% Affiliate).
(f)    If the EXCO Group or the Harbinger Group desires to purchase, acquire or otherwise obtain any Partnership Appropriate Oil and Gas Properties (other than from a wholly owned Affiliate of the EXCO Group or the Harbinger Group, as applicable), the EXCO Group or the Harbinger Group, as applicable, shall give written notice (the “Acquisition First Refusal Notice”) to the Partnership and the Company at least forty (40) days prior to the closing of the acquisition, stating that it intends to purchase such Partnership Appropriate Oil and Gas Properties and identifying the Partnership Appropriate Oil and Gas Properties and material terms and conditions of such purchase, including the name and address of the prospective seller or sellers, the proposed purchase price and all other information reasonably requested by the Partnership regarding the proposed acquisition. For a period of thirty (30) days from the date of receipt of the Acquisition First Refusal Notice and all reasonably requested information, the Partnership shall have an irrevocable right and option to agree to purchase all but not less than all of such Partnership Appropriate Oil and Gas Properties either (at the discretion of either the EXCO Group or the Harbinger Group, as applicable) (i) from the seller or sellers of such Partnership Appropriate Oil and Gas Properties (such opportunity, an “Outstanding Acquisition Opportunity”) or (ii) from the EXCO Group or the Harbinger Group, as applicable, following such Member Group’s acquisition of such Partnership Appropriate Oil and Gas Properties (such opportunity, a “Completed Acquisition Opportunity”), in each case, upon substantially the same terms and the same price as payable or paid by the EXCO Group or the Harbinger Group, as applicable, for such Partnership Appropriate Oil and Gas Properties (with the allocation of price for any acquisitions of such Partnership Appropriate Oil and Gas Properties with other oil and gas properties to be made in good faith after giving effect to any tax consequences to the EXCO Group or the Harbinger Group, as applicable, of such disposition to the Partnership by the EXCO Group or the Harbinger Group, as applicable). Any dispute regarding the allocation of price in accordance with the foregoing sentence shall be resolved in accordance with Section 11.1(f).
(g)    If the EXCO Group or the Harbinger Group desires to sell, transfer or otherwise dispose of any Partnership Appropriate Oil and Gas Properties to any Person (other than to a wholly owned Affiliate of the EXCO Group or the Harbinger Group, as applicable), the EXCO Group or the Harbinger Group, as applicable, shall give written notice (the “Disposition First Refusal Notice”) to the Partnership at least forty (40) days prior to the closing of the sale, stating that it intends to sell such Partnership Appropriate Oil and Gas Properties and identifying the Partnership Appropriate Oil and Gas Properties and material terms and conditions of such sale, including the name and address of the prospective buyer or buyers, the proposed purchase price and all other information reasonably requested by the Partnership regarding the proposed sale. For a period of thirty (30) days from the date of receipt of the Disposition First Refusal Notice and all reasonably requested information, the Partnership shall have an irrevocable right and option to purchase all but not less than all of such Partnership Appropriate Oil and Gas Properties (such opportunity, a “Disposition Opportunity”) from the EXCO Group or the Harbinger Group, as applicable, upon substantially the same terms as those offered by the acquiring Person and at a price no less than 2% higher than the price offered by the acquiring Person.
(h)    Notwithstanding anything herein to the contrary, Section 11.1(a) and Section 11.1(b) shall not apply to (and any Outstanding Acquisition Opportunity, Completed Acquisition Opportunity and Disposition Opportunity shall not include): (i) any other Oil and Gas Properties included in any package sale or larger transaction involving the sale of both Partnership Appropriate Oil and Gas Properties and other Oil and Gas Properties, (ii) Partnership Appropriate Oil and Gas Properties that are part of a package sale or larger transaction in which the Partnership Appropriate Oil and Gas Properties constitute less than 20% of the overall value of the sale or transaction, (iii) any sale, directly or indirectly, of all or substantially all of the assets of either Founder Member Group or (iv) any acquisition or proposed acquisition of an entity by a Member Group in which the Partnership Appropriate Oil and Gas Properties owned by such entity constitute one-third or less of the overall value of the Oil and Gas Properties owned by such entity.
(i)    For the avoidance of doubt, it shall be a condition to the closing of any purchase by the Partnership, pursuant to this Article XI, of any Partnership Appropriate Oil and Gas Properties, which are subject to maintenance of uniform interest provisions or other required consents, that appropriate waivers or consents have been obtained or waived at or prior to the consummation of the Partnership’s purchase of such Partnership Appropriate Oil and Gas Properties.
(j)    The EXCO Group shall discuss with, and provide to, the Partnership at least monthly information regarding (i) any proposed Outstanding Acquisition Opportunities and Completed Acquisition Opportunities being pursued by the EXCO Group and (ii) proposed Disposition Opportunities by the EXCO Group. In addition, the EXCO Group will use its commercially reasonable efforts to discuss with the Partnership from time to time acquisition and disposition opportunities of Oil and Gas Properties that meet most, but not all, of the criteria set forth in subsection (b) of the definition of “Partnership Appropriate Oil & Gas Properties” to the extent that such Oil and Gas Properties are substantially developed and held by producing oil and gas wells and are characterized by long life, stable production without exploratory (versus low cost development) opportunities for furthering drilling, which acquisition and disposition opportunities are considered by the EXCO Group in its good faith judgment to be suitable for acquisitions by the Partnership or its Subsidiaries.
(k)    If the allocation of price under Section 11.1(a) cannot be agreed upon in good faith within 15 Business Days after the Partnership gives notice that it desires to purchase such Partnership Appropriate Oil and Gas Properties, the Harbinger Member and the EXCO Member will use their commercially reasonable efforts to agree on the selection of one Valuation Firm to complete, within 21 days of selection, a valuation of the Partnership Appropriate Oil and Gas Properties (after giving effect to any tax consequences to the EXCO Group or the Harbinger Group, as applicable), and such Valuation Firm’s valuation of the Partnership Appropriate Oil and Gas Properties will be binding on the Members. If the Harbinger Member and the EXCO Member are unable to mutually agree on the selection of one Valuation Firm, then the Harbinger Member and the EXCO Member will each select a Valuation Firm to complete, within 21 days of selection, a valuation of the Partnership Appropriate Oil and Gas Properties (after giving effect to any tax consequences to the EXCO Group or the Harbinger Group, as applicable), and such two valuations will be delivered to such Members and the Partnership at the same time. If the higher of the resulting valuations as determined by the Valuation Firms in the preceding sentence is not more than 20% greater than the lower of such resulting valuations, then the value of the Partnership Appropriate Oil and Gas Properties will be the average of the two valuations, and if such valuations are more than 20% apart as determined by the preceding sentence, then a third Valuation Firm will be selected by the first two Valuation Firms to come up with its own valuation on the basis described above (within a corresponding 21 day deadline), and the value of the Partnership Appropriate Oil and Gas Properties will be the average of the two of the three valuations that are the closest in value (on a dollar basis).
Article XII
DEFINITIONS
12.1    Definitions. As used in this Agreement, the following terms have the following meanings:
“100% Affiliate” means (a) with respect to any Person, another Person that has beneficial ownership of all of the outstanding Equity Interests of such first Person, has all of its outstanding Equity Interests beneficially owned by such first Person or has all of its outstanding Equity Interests beneficially owned by the same Person who has beneficial ownership of all of the outstanding Equity Interests of such first Person (including for these purposes where the relevant outstanding Equity Interests are held through a chain of ownership in which each Person owns all of the outstanding Equity Interests the next relevant Person) or (b) with respect to any investment fund or similar vehicle, a Person who Controls, is Controlled by, or is under common Control with, such investment fund or similar vehicle.
“Absent Director” has the meaning set forth in Section 5.3(a)(iii).
“Accredited Investor” has the meaning set forth in Section 2.3(h).
“Acquisition First Refusal Notice” has the meaning set forth in Section 11.1(a).
“Act” has the meaning set forth in the Recitals hereto.
“Additional Units” has the meaning set forth in Section 3.6(a).
“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Book Fiscal Year or other period, after giving effect to the following adjustments:
(a)    Add to such Capital Account (i) any amount that such Member is obligated to contribute to the Company upon liquidation of such Member’s Units and (ii) any amounts that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), as the case may be; and
(b)    Subtract from such Capital Account such Member’s share of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.
“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, by and among the Operating Company, Vernon Gathering, the Company, the Partnership and EXCO.
“Affiliate” means any Person that is a Subsidiary of, or directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, the Person in question; provided, that notwithstanding the foregoing, (i) each Member and its Affiliates will be deemed not to be Affiliates of the Company or any of its Subsidiaries and (ii) each Member and its Affiliates will be deemed not to be an Affiliate of any other Member or its Affiliates unless there is a basis for such Affiliation independent of such Members’ respective ownership or Control of the Company.
“Affiliate Contract” means any contract or agreement between the Company or any of its Subsidiaries (including the Partnership Group), on the one hand, and any Member or Members or any Affiliate or Affiliates of Members, on the other hand.
“Affiliate Transfer” means a Transfer by a Member of Units to a 100% Affiliate of such Member that remains a 100% Affiliate of the Transferor at all times following such Transfer, it being understood and agreed that if and when such 100% Affiliate ceases to be a 100% Affiliate of such Member, it will be deemed to be a new Transfer of the Units held by such 100% Affiliate, which would be subject to Article IX.
“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as the context requires.
“Alternate” has the meaning set forth in Section 5.3(a)(iii).
“Amended Drag-Along Notice” has the meaning set forth in Section 9.7(c).
“Annual Plan” has the meaning set forth in Section 5.8.
“Available Cash” means, with respect to a fiscal quarter, all cash and cash equivalents of the Company (other than any cash and cash equivalents received by the Company from the Partnership in respect of any Capital Transaction) at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (a) provide for the proper conduct of the business of the Company subsequent to such quarter or (b) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or property is subject; provided, however, that distributions received by the Company from the Partnership after the expiration of such quarter but on or before the date of the Company’s distribution of Available Cash with respect to such quarter shall be deemed to have been received, for purposes of determining Available Cash, during such quarter.
“Bank Debt” has the meaning set forth in Section 5.7(a)(vii).
“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person. With respect to any Founder Member Group, a “Bankruptcy Event” shall also include a Bankruptcy Event of any Significant Subsidiary of such Founder Member Group or the ultimate parent entity (through direct or indirect ownership or Control) of such Founder Member Group.
“BG” means BG US Production Company, LLC, a Delaware limited liability company, and its Affiliates.
“Board” has the meaning set forth in Section 5.1.
“Bona Fide Pledge” has the meaning set forth in Section 9.3(b)(i).
“Book Fiscal Year” has the meaning set forth in Section 1.5.
“Business” has the meaning set forth in Section 1.9.
“Business Day” means a day other than a Saturday, Sunday or other day on which banks in the State of New York or Texas are required or authorized to close.
“Call Notice” has the meaning set forth in Section 5.14(a).
“Capital Account” means the “Capital Account” maintained for each Member on the Company’s books and records, which shall be calculated in accordance with the following:
(a)    To each Member’s Capital Account there shall be added (i) such Member’s Capital Contributions, (ii) such Member’s allocable share of Net Income and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section 4.2 or other provisions of this Agreement, (iii) such Member’s share of Simulated Gain and (iv) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.
(b)    From each Member’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Company assets (other than cash) distributed to such Member (other than any payment of principal and/or interest to such Member pursuant to the terms of a loan made by the Member to the Company) pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Net Loss and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section 4.2 or other provisions of this Agreement, (iii) such Member’s share of Simulated Depletion and Simulated Loss and (iv) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
(c)    The Simulated Basis in each separate Depletable Property owned by the Company shall be allocated among the Members in accordance with the manner in which depletable basis is allocated under Section 4.2(c)(ii) of this Agreement.
(d)    In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.
(e)    In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.
(f)    The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Tax Matters Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Regulations, the Board may make such modification; provided, that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article X upon the dissolution of the Company. The Board shall also make (a) any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (b) any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Sections 1.704-1(b) and 1.704-2.
“Capital Contribution” means, with respect to any Member, the total amount of money contributed, the initial Gross Asset Value of property (other than money) contributed (or deemed contributed pursuant to Internal Revenue Service Revenue Ruling 99-5, 1999-1 CB 434) to the capital of the Company by such Member, whether as an initial Capital Contribution or as an additional Capital Contribution.
“Capital Contribution Event” has the meaning set forth in Section 5.14(a).
“Capital Transaction” has the meaning set forth in the Partnership Agreement.
“Cause” means (i) the continued failure by an Officer to devote reasonable time and effort to the performance of his or her duties (other than a failure resulting from the Officer’s incapacity due to physical or mental illness the duration of which is less than sixty (60) days on a consecutive basis or one hundred twenty (120) days on an aggregate basis in any 365-day period) after written demand for improved performance has been delivered to the Officer by the Company which specifically identifies how the Officer has not devoted reasonable time and effort to the performance of his or her duties (provided that no such demand shall be required if demand has previously been provided with respect to a substantially similar failure), (ii) the willful engaging by the Officer in misconduct which is substantially injurious to the Company, monetarily or otherwise or (iii) the Officer’s conviction for committing an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability). A termination for Cause shall not include a termination attributable to (i) bad judgment or negligence on the part of the Officer other than sustained or habitual negligence or (ii) an act or omission believed by the Officer in good faith to have been in, or not opposed to, the best interests of the Company and reasonably believed by the Officer to be lawful.
“CEO” has the meaning set forth in Section 5.6(a).
“Certificates” has the meaning set forth in Section 9.1(a).
“Change of Control” means, with respect to EXCO, a Change of Control of EXCO, with respect to Harbinger, a Change of Control of Harbinger, and with respect to any other Person, the direct or indirect (a) sale of all or substantially all of such Person’s assets in one transaction or series of related transactions, (b) a merger, consolidation, refinancing or recapitalization as a result of which the holders of such Person’s issued and outstanding voting securities immediately before such transaction own or Control less than 50% of the voting securities of the continuing or surviving entity immediately after such transaction and/or (c) acquisition (in one or more transactions) by any Person or Persons acting together or constituting a “group” under Section 13(d) of the Exchange Act together with any affiliates thereof (other than equity holders of such Person as of the date hereof and their respective affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) or Control, directly or indirectly, of at least 50% of the total voting power of all classes of securities entitled to vote generally in the election of such Person’s board of directors or similar governing body.
“Change of Control of EXCO” means the occurrence of any of the following events:
(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including, for the avoidance of doubt, any “group”), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities of EXCO;
(2) individuals who on the Closing Date constituted the board of directors of EXCO (together with any new directors whose election by such board of directors of EXCO or whose nomination for election by the shareholders of EXCO was approved by a vote of a majority of the directors of EXCO then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of EXCO then in office;
(3) the adoption of a plan relating to the liquidation or dissolution of EXCO; or
(4) the merger or consolidation of EXCO with or into another Person or the merger of another Person with or into EXCO, or the sale of all or substantially all the assets of EXCO (determined on a consolidated basis) to another Person other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the outstanding voting securities of EXCO immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the outstanding voting securities of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each Transferee becomes a Subsidiary of the Transferor of such assets.
Notwithstanding the foregoing, a Change of Control of EXCO shall not occur solely as a result of EXCO undergoing a management-led buyout of the public share ownership of such party resulting in the conversion of EXCO to a privately-held company, provided, that following such management-led buyout, (i) Doug Miller is, and remains for a period of not less than 12 months (or, in the case of a management-led buyout that is not sponsored by a financial buyer, 24 months), chief executive officer or executive chairman of the board of directors of EXCO or the surviving company and (ii) EXCO or the surviving company shall have the operational capability at all times during the ninety (90) days following a Change of Control of EXCO to conduct activities as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch in accordance with good oilfield practice.
“Change of Control of Harbinger” means the occurrence of any of the following events:
(i) (x) the failure of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Harbinger Holdings, LLC and/or Harbinger Capital Partners LLC (collectively, “HCP”) or any of their affiliates or any other Person, investment fund, managed account or special purpose entity which is directly or indirectly controlled or managed by, or is under common control with, or controls, HCP and/or each of its affiliates and/or subsidiaries, or any successor thereto, or is otherwise controlled or managed, directly or indirectly, by Philip A. Falcone (collectively, “HCP Holders”) to own 20% or greater of the outstanding voting securities of the Harbinger Member or any successor thereto, and (y) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (including, for the avoidance of doubt, any “group”) acquires an aggregate interest in the Harbinger Member, greater than the aggregate interest held by HCP Holders; or
(ii) the adoption of a plan relating to the liquidation or dissolution of Harbinger Group Inc., a Delaware corporation.
“Claims” means any pending or threatened claims, investigations or inquiries by any Governmental Authority or third party that may reasonably be expected to result in any dispute, litigation or liability.
“Closing Date” has the meaning set forth in the preamble to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Common Units” has the meaning set forth in the Partnership Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1) for the phrase “partnership minimum gain.”
“Competitor” means any Person (i) that engages, directly or indirectly through one or more Subsidiaries, in a business that competes with the Partnership Group (other than activities that account for less than 25% of the consolidated revenues of such Person (taken together with revenues of such Person’s Affiliates)) or (ii) that holds, directly or indirectly through one or more Subsidiaries, greater than 25% of the Equity Interests of an entity described in clause (i).
“Completed Acquisition Opportunity” has the meaning set forth in Section 11.1(a).
“Confidential Information” means information disclosed to a Member or Director or known by a Member or Director as a consequence of or through his or its relationship with the Company and its Subsidiaries (including information relating to the customers, employees, business methods, public relations methods, organization, procedures and techniques or finances of the Company and its Subsidiaries) and including in the case of any EXCO Member, any information disclosed to or known by such EXCO Member or any of its Affiliates as a consequence of or through its or its Affiliates’ relationship with the Company or its Subsidiaries (or any of their respective businesses or assets) prior to the Closing Date. Notwithstanding the foregoing, information will not constitute Confidential Information for the purpose of this Agreement if such information is shown by a Member or Director to have been (a) in the possession of such Member or Director (or any of their respective Affiliates) at the time of its disclosure or becoming known as a consequence of or through his or its relationship with the Company and its Subsidiaries as provided in the preceding sentence, independent of such relationship, (b) in the public domain or otherwise generally known to the industry (either prior to or after the furnishing of such information hereunder) through no fault of such Member or Director (or any of their respective Affiliates) or (c) later acquired by such Member or Director from another source not Affiliated with such Member or Director if such source is not under an obligation to another party, including the Company, to keep such information confidential.
“Conflicted Affiliate” means an Affiliate of a Conflicted Member (other than the Company or its Subsidiaries) that is the counterparty to an Affiliate Contract or that otherwise has a conflict of interest with the Company or any of its Subsidiaries with respect to an Affiliate Contract
“Conflicted Director” means a Director designated by a Conflicted Member.
“Conflicted Member” means a Member that is, or has an Affiliate that is, the counterparty to an Affiliate Contract or that otherwise has a conflict of interest with the Company or any of its Subsidiaries with respect to an Affiliate Contract.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Dedicated” means, with respect to an employee of the EXCO Group providing services to the Company and/or the Partnership Group, the expectation that 90% or more of such employee’s working time and effort shall be devoted to the furtherance of the Company and the Partnership Group and its or their business. For the avoidance of doubt, an EXCO Group employee performing services for the Company and/or the Partnership Group pursuant to the Administrative Services Agreement who is expected to devote 90% or more of his or her working time and effort in furtherance of the Company and the Partnership Group and its or their business shall be considered Dedicated.
“Default Interest Amount” has the meaning set forth in Section 5.15(c).
“Default Interest Rate” means the lesser of (a) eight percent (8%) per annum and (b) the maximum rate of interest permitted by applicable Law.
“Delaware Certificate” has the meaning set forth in the Recitals hereto.
“Delinquent Member” has the meaning set forth in Section 5.15(a).
“Depletable Property” means an oil and gas property (as defined in Section 614 of the Code).
“Depreciation” means, for each taxable year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction (other than depletion) allowable with respect to an asset for such taxable year, except that (a) if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Regulations Section 1.704-3(d), Depreciation for such taxable year shall be the amount of book basis recovered for such taxable year under the rules prescribed by Regulation Section 1.704-3(d)(2), and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted tax basis at the beginning of such taxable year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction (other than depletion) for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction (other than depletion) for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.
“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Equity Interests
“Dilution Percentage” means 11%.
“Director” or “Directors” has the meaning set forth in Section 5.3(a).
“Director/Alternate” has the meaning set forth in Section 5.3(a)(iii).
“Disposition First Refusal Notice” has the meaning set forth in Section 11.1(b).
“Disposition Opportunity” has the meaning set forth in Section 11.1(b).
“Disputed Matter” has the meaning set forth in Section 5.10.
“Drag-Along Founder Member Group” means any Founder Member Group that is seeking to exercise Drag-Along Rights in accordance with Section 9.7.
“Drag-Along Notice” has the meaning set forth in Section 9.7(c).
“Drag-Along Right” has the meaning set forth in Section 9.7(a).
“Drag-Along Sale” has the meaning set forth in Section 9.7(a)(i).
“Drag-Along Transferee” has the meaning set forth in Section 9.7(a).
“Economic Interest” means a Person’s right to share in the Net Income, Net Loss or similar items of, and to receive distributions from, the Company, but does not include any other rights of a Member including the right to vote, consent or otherwise participate in the management of the Company, the right to designate Directors to the Board, or, except as specifically provided in this Agreement or required under the Act, any right to information concerning the business and affairs of the Company.
“Enforcement Activities” means (a) the waiver of any of the Company’s or its Subsidiaries’ rights under any Affiliate Contract, (b) the enforcement of any rights of the Company or its Subsidiaries under any Affiliate Contract, including (i) enforcing any rights of the Company or its Subsidiaries under any Affiliate Contract in connection with any breach or default (or alleged breach or default) thereunder by a Conflicted Member (or its Affiliates), (ii) making or enforcing any Claims by the Company or its Subsidiaries for indemnification under any Affiliate Contract or (iii) enforcing any rights of, or defending Claims against, the Company or its Subsidiaries in connection with any dispute with a Conflicted Member (or any of its Affiliates) under any Affiliate Contract and (c) any related audits, investigations, requests for information or other proceedings for the purpose of carrying out the activities in clause (a) and clause (b).
“Engineering Report” has the meaning set forth in Section 6.2(c).
“EOC” means EXCO Operating Company, LP, a Delaware limited partnership.
“Equity Interests” means all shares, participations, capital stock, partnership or limited liability company interests, units, participations or similar equity interests issued by any Person, however designated.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“EXCO” means EXCO Resources, Inc., a Texas corporation.
“EXCO Director” has the meaning set forth in Section 5.3(a)(i).
“EXCO Group” means the EXCO Member and its Affiliates, other than the Company, the Partnership and their respective Subsidiaries.
“EXCO Holding” has the meaning set forth in the preamble to this Agreement.
“EXCO Material Change” means (i) the termination of any of the Operating Agreements or the Administrative Services Agreement by the Partnership pursuant to the terms of such agreement (including notice and opportunity to cure provisions) due to a material breach of such agreement by the EXCO Group; provided, that the Partnership is not then in material breach of such agreement (other than any breach resulting from an action or failure to act by any EXCO Member or any of their representatives), (ii) a Bankruptcy Event occurs with respect to EXCO, (iii) (A) at any time within 90 days following a Change of Control of EXCO, the credit rating accorded to EXCO or any entity surviving or resulting from such Change of Control (or the parent company of such entity) by any “nationally recognized statistical rating organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act, is not the same or better than the EXCO’s credit rating prior to such Change of Control, or (B) immediately or within 90 days following a Change of Control of EXCO (including as a result of transactions effected in connection with such Change of Control of EXCO), the operational capability of EXCO or any entity surviving or resulting from such Change of Control (or the parent company of such entity) is not substantially the same or better than EXCO’s operational capability prior to such transaction, or (iv) a majority of the seats (other than vacant seats) on the board of directors of EXCO are occupied by Persons who were neither (x) nominated by the board of directors of EXCO nor (y) appointed by directors nominated to the board of directors by EXCO. In the event that EXCO or any entity surviving or resulting from such Change of Control (or the parent company of such entity) does not have a credit rating by a “nationally recognized statistical rating organization,” as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act, an “EXCO Material Change” for purposes of clause (iii) above will occur if EXCO or the entity surviving or resulting from such Change of Control (or the parent company of such entity) does not, after giving effect to such Change of Control, have the ability to satisfy such financial covenants as were applicable to EXCO immediately prior to such Change of Control (pursuant to such credit facility or credit facilities, or indenture or indentures, as were then in effect).
“EXCO Member” means EXCO Holding and any Person who becomes (i) a Substitute Member of an EXCO Member pursuant to an Affiliate Transfer or (ii) a Member pursuant to the exercise of rights assigned to such Person by an EXCO Member pursuant to Section 9.6(g). For the avoidance of doubt, a Person shall cease to be an EXCO Member when such Person ceases to be a Member.
“Fair Market Value” means the fair market value of the Company, the Partnership or any securities of the Company or the Partnership on an arm’s length basis between a willing buyer and willing seller, as agreed to by (i) each Founder Member Group, or (ii) if either the EXCO Group or Harbinger Group no longer owns at least 20% of the Units, by the Board. If the Founder Member Groups are unable to agree on such a determination of fair market value, or if any Member or group of Member’s holding at least 20% of the Units objects to such determination by the Board, each of the Founder Member Groups or the Board, as applicable, will use its commercially reasonable efforts to agree on the selection of one Valuation Firm to complete, within 21 days of selection, a determination of such fair market value. If the Founder Member Groups or the Board, as applicable, are unable to agree on the selection of one Valuation Firm, then each of the Founder Member Groups will select one Valuation Firm to complete, within 21 days of selection, a determination of fair market value, and such two valuations will be delivered to such Members and the Company at the same time. If the higher of the resulting valuations as determined by the Valuation Firms in the preceding sentence is not more than 20% greater than the lower of such resulting valuations, then such fair market value shall equal the average of the two valuations, and if such valuations are more than 20% apart as determined by the preceding sentence, then a third Valuation Firm will be selected by the first two Valuation Firms to come up with its own valuation on the basis described above (within a corresponding 21 day deadline), and such fair market value will be the average of the two of the three valuations that are the closest in value (on a dollar basis). The determination of “Fair Market Value” in accordance with this definition shall be final and binding on the Members.
“First Refusal Interests” has the meaning set forth in Section 9.4(b).
“First Refusal Notice” has the meaning set forth in Section 9.4(c).
“First Refusal Notice Deadline” has the meaning set forth in Section 9.4(c).
“First Refusal Period” has the meaning set forth in Section 9.4(b).
“Foreclosure” has the meaning set forth in Section 9.3(b)(i).
“Founder Member Group” means, as the context requires, either the EXCO Group or the Harbinger Group, and “Founder Member Groups” means both the EXCO Group and the Harbinger Group.
“Full Special Committee Control Rights” has the meaning set forth in Section 5.7(b).
“GAAP” has the meaning set forth in Section 6.1(a).
“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States of America, the United States of America or a foreign entity or government.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board and the contributing Member.
(b)    The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board using such reasonable method of valuation as it may adopt (and in the case of any determination in connection with a Unilateral Capital Contribution Event, such fair market values shall be consistent with any fair market value determined in connection with such Unilateral Capital Contribution Event), as of the following times:
(i) immediately before the acquisition of an additional interest in the Company by a new or existing Member, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;
(ii) immediately before the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Members in the Company;
(iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;
(iv) immediately before the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Section 708(b)(1)(B) of the Code); and
(v) at such other times as the Board shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.
(c)    The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by the Board.
(d)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).
(e)    If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clause (a), clause (b) or clause (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Loss and by Simulated Depletion.
“Harbinger Director” has the meaning set forth in Section 5.3(a)(i).
“Harbinger Group” means the Harbinger Member and its Affiliates, other than the Company, the Partnership and their respective Subsidiaries.
“Harbinger Member” means HGI Energy and any Person who becomes (i) a Substitute Member of a Harbinger Member pursuant to an Affiliate Transfer or (ii) a Member pursuant to the exercise of rights assigned to such Person by a Harbinger Member pursuant to Section 9.6(g). For the avoidance of doubt, a Person shall cease to be a Harbinger Member when such Person ceases to be a Member.
“HGI Energy” has the meaning set forth in the preamble to this Agreement.
“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Incapacity” means with respect to any Person, the bankruptcy, liquidation, dissolution or termination of such Person.
“Indebtedness” means, with respect to any specified Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for a deferred purchase price (other than trade payables incurred in the ordinary course of such Person’s business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person under capital leases, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, whether or not drawn, (f) all obligations of such Person created or arising under any conditional sale or title retention agreement, (g) the liquidation value or redemption price, as the case may be, of all preferred or redeemable stock of such Person, (h) all net obligations of such Person payable under any rate, currency, commodity or other swap, option or derivative agreement, (i) all obligations secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (j) all obligations of others guaranteed by such Person.
“Indemnitee-Related Entities” has the meaning set forth in Section 8.8(a).
“Initial Annual Plan” has the meaning set forth in Section 5.8.
“Initiating Holder” has the meaning set forth in Section 9.5(a).
“Interim Annual Plan” has the meaning set forth in Section 5.8.
“Laws” means all federal, state and local statutes, laws (including common law and the Act), rules, regulations, codes, orders, ordinances, licenses, writs, injunctions, judgments, awards (including awards of any arbitrator) and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority.
“Lender” has the meaning set forth in Section 9.3(b)(i).
“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, right of first refusal or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract or agreement to give any of the foregoing.
“Limited Partner Interests” has the meaning set forth in the Partnership Agreement.
“Loss” has the meaning set forth in Section 8.2.
“Make-Up Contribution” has the meaning set forth in Section 5.15(c).
“Member” means each Person identified as a holder of Units on Exhibit A hereto as of the date hereof who has executed this Agreement or a counterpart hereof and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.
“Member Group” means any Member, together with its Affiliates who are Members (if any).
“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i) with respect to “partner minimum gain.”
“Member Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4) for the phrase “partner nonrecourse debt.”
“Member Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i) for the phrase “partner nonrecourse deductions.”
“Membership Interest” means a Member’s ownership interest in the Company, which may be expressed as one or more Units, including such Member’s right to share in distributions, profits and losses and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members, the right to designate Directors to the Board, and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided for in this Agreement or otherwise required by the Act.
“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such section).
“NDM Amount” has the meaning set forth in Section 5.15(b).
“NDM Capital Account” has the meaning set forth in Section 5.15(b)(ii).
“NDM Unit” has the meaning set forth in Section 5.15(b)(ii).
“Net Income” and “Net Loss” mean, for each Tax Fiscal Year or other relevant period, an amount equal to the Company’s taxable income or loss for such Tax Fiscal Year or relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    Income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;
(b)    Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;
(c)    If the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;
(d)    Gain or loss resulting from any disposition of Company assets (other than a Depletable Property) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company assets disposed of, notwithstanding that the adjusted tax basis of such Company assets differs from its Gross Asset Value;
(e)    Gain or loss resulting from any disposition of a Depletable Property with respect to which gain or loss is recognized for federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain or Simulated Loss;
(f)    In lieu of the deduction for depreciation, cost recovery, or amortization taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Fiscal Year;
(g)    To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Units, the amount of such adjustment will be treated as an item of gain (if the adjustment includes the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income and Net Loss; and
(h)     Notwithstanding any other provision of this definition, any items of Company income, gain, loss or deduction that are specially allocated pursuant to Section 4.2 shall not be taken into account in computing Net Income or Net Loss. The amount of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 4.2 shall be determined pursuant to rules analogous to those set forth in this definition.
“New Interests” means Additional Units and Derivative Instruments issued or to be issued by the Company after the Closing Date; provided, that the term “New Interests” shall not include Additional Units or Derivative Instruments (to the extent approved by the Board, as applicable) issued or to be issued (i) in connection with any merger, consolidation, acquisition or any similar transaction; (ii) in connection with any reorganization or recapitalization, in each case, in which such Additional Units or Derivative Instruments are issued for or in respect of previously outstanding Units and the Percentage Interests of holders of such Additional Units issued upon completion of the transaction is the same as the Percentage Interests of such holders of previously outstanding Units prior to the completion of the transaction; (iii) to the selling Persons in connection with the acquisition by the Company of a Person or other assets, provided that such Units or other equity securities are issued as consideration for such acquisition (including issuances to management of such Person in connection with such acquisition); (iv) in any underwritten public offering of Units that is registered under the Securities Act pursuant to an effective registration statement; (v) as compensation to employees, Officers, Directors or consultants of the Company or any Subsidiary; or (vi) to any unaffiliated debt holders of the Company in connection with financing transactions in which the Units or other equity securities issued do not exceed five percent (5%) of the aggregate Units held by all Members; provided that any such transaction described in the foregoing clauses (i) through (vi) is approved in accordance with this Agreement.
“New Interests Notice” has the meaning set forth in Section 9.6(b).
“Nonrecourse Deductions” has the meaning set forth in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).
“Non-Subscribing Member” has the meaning set forth in Section 9.6(d).
“Non-Transferable Provisions” has the meaning set forth in Section 9.10(e).
“Officer” means each Person designated as an officer of the Company pursuant to Section 5.6 for so long as such Person remains an officer pursuant to the provisions of Section 5.6.
“Oil and Gas Properties” means all or any of the following:
(a)    oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other interests in oil, gas and/or minerals in place (collectively, “Oil and Gas Interests”), the leasehold estates created by Oil and Gas Interests, lands covered by Oil and Gas Interests (“Lands”), and interests in any pooled acreage, communitized acreage or units arising on account of Oil and Gas Interests or Lands pooled, communitized or unitized into such units (“O&G Units”);
(b)    oil and gas wells and injection wells located on Oil and Gas Interests, Lands or Units (“Wells”), and all Hydrocarbons produced therefrom or allocated thereto (Oil and Gas Interests, Lands, O&G Units and Wells being collectively referred to hereinafter as “Properties”);
(c)    equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with Properties, including saltwater disposal wells, water sourcing and disposal facilities and systems, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks);
(d)    surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights relating to the Properties;
(e)    water withdrawal and disposal and other permits, licenses, orders, approvals, variances, waivers, franchises, rights and other authorizations issued by any Governmental Authority relating to the Properties;
(f)    contracts primarily relating to any of the other items identified in this definition;
(g)    files, records, maps, information, and data, whether written or electronically stored, relating to any of the other items identified in this definition, including: (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting records and (v) production, facility and well records and data (including logs and cores);
(h)    geophysical and other seismic and related technical data and information relating to the Properties; and/or
(i)    rights, Claims and causes of action to the extent, and only to the extent, that such rights, Claims or causes of action are associated with other items identified in this definition.
“Operating Agreements” means the EXCO Parent Operating Agreement, dated as of the Closing Date, by and between EXCO and the Operating Company, and the EOC Operating Agreement, dated as of the Closing Date, between EOC and the Operating Company.
“Operating Company” means EXCO/HGI JV Assets, LLC, a Delaware limited liability company.
“Operator” means the Operating Company or another member of the EXCO Group that is the operator under any of the Operating Agreements.
“Original LLC Agreement” has the meaning set forth in the Recitals hereto.
“Other Indemnification Agreement” means one or more certificates or articles of incorporation, by-laws, limited liability company operating agreement, limited partnership agreement and any other organizational document, and insurance policies maintained by any Member or Director or Affiliate thereof providing for, among other things, indemnification of and advancement of expenses for any indemnitee for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement.
“Outstanding Acquisition Opportunity” has the meaning set forth in Section 11.1(a).
“Participating Holder” has the meaning set forth in Section 9.5(i)(i).
“Partnership” has the meaning set forth in Section 1.9.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated of even date herewith, as may be amended from time to time.
“Partnership Appropriate Oil and Gas Properties” means any of the following: (a) the interests of BG in any of the Oil and Gas Properties located in East Texas and North Louisiana that were contributed to the Partnership or its Subsidiaries pursuant to the Unit Purchase and Contribution Agreement (to the extent covering the same depths and underlying assets); and/or (b) Oil and Gas Properties meeting all of the following criteria: (i) such Oil and Gas Properties are located onshore in the United States of America, (ii) the proved developed reserves of such Oil and Gas Properties comprise at least 65% of proved reserves and have a projected decline rate of 12.5% or less on an annualized basis in the three calendar years post-acquisition, (iii) undeveloped acreage contributes less than 30% of the value of such Oil and Gas Properties, (iv) substantially all of the future development opportunities on such Oil and Gas Properties could economically occur through drilling vertical wells, (v) the cash flow from such Oil and Gas Properties in the aggregate are reasonably estimated to be sufficient to cover the cost of future development and (vi) such Oil and Gas Properties are valued at an amount equal to or less than the aggregate amount of the available borrowing capacity under the any then-existing credit facility (pro forma for the acquisition), cash on hand and other sources of secured debt financing reasonably available to the Partnership or its Subsidiaries.
“Partnership Group” has the meaning set forth in Section 1.9.
“Partnership Interests” has the meaning set forth in the Partnership Agreement.
“Percentage Interest” means, as of the date of determination (a) with respect to any Member and particular class or series of Unit, that percentage corresponding with the ratio that such Member’s number of Units within such class or series bears to the total outstanding number of Units of such class or series held by all Members and (b) with respect to any Member and all Units, that percentage corresponding with the ratio that such Member’s Membership Interests represented by its Units bears to the total Membership Interests of all Members represented by their outstanding Units, in each case, as set forth in Exhibit A.
“Permitted Lien” means (i) Liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings with appropriate reserves therefor; (ii) Liens imposed by law, such as mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are not delinquent or which are being actively contested in good faith by appropriate proceedings; or (iii) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, matters of record, zoning, building or other restrictions, variances or covenants as to the use of real property, Liens incidental to the conduct of the business of the Company and its Subsidiaries or to the ownership of their properties, or other minor irregularities of title, that do not materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and its Subsidiaries.
“Permitted Transfer” means an Affiliate Transfer.
“Person” means an individual or a corporation, partnership, limited liability company, trust, estate, unincorporated organization, association, “group” (as such term is defined in Section 13(d) of the Exchange Act) or other entity.
“Pledged Interests” has the meaning set forth in Section 9.3(b)(i).
“PR Holder” has the meaning set forth in Section 9.6(a).
“Preemptive Right” has the meaning set forth in Section 9.6(a).
“Proceeding” has the meaning set forth in Section 8.2.
“Proposed Transferee” has the meaning set forth in Section 9.4(b).
“Qualified Public Offering” means the completion of an underwritten public offering of Equity Interests in the Partnership or any successor thereto pursuant to an effective registration statement filed by the Partnership or any successor thereto with the SEC (other than (a) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (b) a registration incidental to an issuance of securities under Rule 144A of the Securities Act, (c) a registration on Form S-4 under the Securities Act or any successor form under the Securities Act, or (d) a registration on Form S-8 under the Securities Act or any successor form under the Securities Act), pursuant to which the aggregate amount of such Equity Interests for which a registration filing is made (together with the aggregate amount of such Equity Interests registered from any prior such offerings) is at least 35% of the total then-outstanding Equity Interests in the Partnership or any successor thereto, as applicable.
“Registration Rights Agreement” means the Registration Right Agreement, dated as of the date hereof, by and among the Partnership, the Harbinger Member and the EXCO Member.
“Regulations” means the proposed, temporary and final Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding Treasury Regulations).
“Regulatory Allocations” has the meaning set forth in Section 4.2(b)(viii).
“Remaining New Interests” has the meaning set forth in Section 9.6(d).
“Required Contribution” has the meaning set forth in Section 5.14(a).
“Restricted Person” means, with respect to any Member, any officer or employee of any Person (i) that is a Competitor by virtue of being an operating business that competes with the Partnership Group (other than activities that account for less than 25% of the consolidated revenues of such Person (taken together with revenues of such Person’s Affiliates) and (ii) in which such Member or its 100% Affiliate holds, directly or indirectly through one or more Subsidiaries, greater than 25% of the Equity Interests of such Person; provided, that in no event shall any officer, director or employee of Harbinger Group Inc. or EXCO be a Restricted Person (under either clause (i) or clause (ii) of this definition).
“ROFR Holders” has the meaning set forth in Section 9.4(b).
“Sale Price” has the meaning set forth in Section 9.4(b).
“SC Notice” has the meaning set forth in Section 5.7(b).
“SEC” has the meaning set forth in Section 6.2(c).
“Secretary of State” has the meaning set forth in the Recitals hereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller’s Notice” has the meaning set forth in Section 9.4(b).
“Senior Officer” has the meaning set forth in Section 5.10.
“Shared Assets Agreement” means, collectively, (a) that certain Shared Assets/Use Agreement, dated as of even date herewith, by and among EXCO, EOC and the Operating Company, as amended, and (b) that certain Shared Assets Agreement, dated as of even date herewith, by and among the Operating Company, EOC and BG US Production Company, LLC, a Delaware limited liability company, as amended.
“Significant Subsidiary” means, with respect to a Person, a “significant subsidiary” of such Person as such term is defined in Rule 12b-2 promulgated under the Exchange Act (or any successor rule or statute), whether or not such Person is subject to the requirements of the Exchange Act.
“Simulated Basis” means the Gross Asset Value of any separate Depletable Property.
“Simulated Depletion” means, with respect to each separate Depletable Property, a depletion allowance computed in accordance with federal income tax principles and in the manner specified in Regulation Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.
“Simulated Gain” means with respect to each separate Depletable Property, the simulated gain as computed in accordance with Regulation Section 1.704-1(b)(2)(iv)(k)(2) (i.e., the excess of the amount realized from the sale or other disposition of a separate Depletable Property over the Gross Asset Value of such property). If the Gross Asset Value of any property the sale of which would result in Simulated Gain is increased as provided in this Agreement, the amount of such adjustment shall be taken into account as gain from the disposition of such property for purposes of computing Simulated Gain.
“Simulated Loss” means with respect to each separate Depletable Property, the simulated loss as computed in accordance with Regulation Section 1.704-1(b)(2)(iv)(k)(2) (i.e., the excess of the Gross Asset Value of a separate Depletable Property over the amount realized from the sale or other disposition of such property). If the Gross Asset Value of any property the sale of which would result in Simulated Loss is decreased as provided in this Agreement, the amount of such adjustment shall be taken into account as loss from the disposition of such property for purposes of computing Simulated Loss.
“Special Committee” has the meaning set forth in Section 5.7(b).
“Special Meeting” has the meaning set forth in Section 5.10.
“Subscribing Member” has the meaning set forth in Section 9.6(d).
“Subsidiary” means, with respect to any Person at any date, any other Person of which the parent, directly or indirectly, owns Equity Interests that (a) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (b) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other Persons performing similar functions for and on behalf of such Person, (c) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (d) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation; provided, for purposes of this Agreement (except where specifically stated otherwise), each member of the Partnership Group shall be deemed to be a Subsidiary of the Company.
“Substitute Member” means any Transferee that has been admitted as a Member of the Company pursuant to Section 9.10(c) by virtue of such Transferee receiving all or a portion of a Member’s Units from a Member.
“Tag-Along Notice” has the meaning set forth in Section 9.5(a).
“Tag-Along Notice Period” has the meaning set forth in Section 9.5(c).
“Tag-Along Response Notice” has the meaning set forth in Section 9.5(c).
“Tag-Along Right” has the meaning set forth in Section 9.5(c).
“Tag-Along Sale” has the meaning set forth in Section 9.5(a).
“Tagging Holder” has the meaning set forth in Section 9.5(a).
“Tax Fiscal Year” has the meaning set forth in Section 1.5.
“Tax Matter” has the meaning set forth in Section 7.3.
“Tax Matters Member” has the meaning set forth in Section 7.3.
“Transfer” means any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, and any direct (but, for the avoidance of doubt, excluding any indirect) pledge or grant of a security interest, in each case whether voluntary, by operation of law or otherwise of all or any portion of a Member’s Units (including through a direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition, but excluding any indirect pledge of or grant of a security interest in beneficial ownership of Equity Interests or of Control of any Person which owns or Controls a Member’s Units, or another Person in any chain of ownership of Equity Interests or chain of Control of such Person). Any reference to a Transfer by a Member of Units will include any direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition of beneficial ownership of Equity Interests or of Control of such Member or of another Person in any chain of ownership of Equity Interests or chain of Control of such Member, including through direct or indirect transfer, sale, assignment, exchange, gift, conveyance or other disposition of beneficial ownership of Equity Interests or of Control of one or more other Persons directly or indirectly Controlling or beneficially owning any Equity Interests in such Member; provided, that neither (i) a transfer of securities, or a Change of Control, of the ultimate parent entity of a Member nor (ii) the pledge or grant of a security interest in one or more other Persons directly or indirectly Controlling such Member (as opposed to the direct pledge of or grant of a security interest in such Member’s Units) shall constitute a “Transfer” of a Member’s Units. For the avoidance of doubt, the parties acknowledge that Harbinger Group Inc. is the ultimate parent entity of HGI Energy for purposes of the definition of “Transfer.”
“Transferee” means a Person that acquires all or any portion of a Member’s Units as a result of a Transfer.
“Transferor” means a Person that Transfers all or any portion of such Person’s Units.
“Transferring Member” has the meaning set forth in Section 9.4(a).
“Undesignated Director” has the meaning set forth in Section 5.3(a)(iii).
“Unilateral Capital Contribution Event” has the meaning set forth in Section 5.14(b).
“Unit” has the meaning set forth in Section 3.1(a).
“Unit Purchase and Contribution Agreement” means the Unit Purchase and Contribution Agreement, dated as of November 5, 2012, by and among the EXCO, EOC, the Operating Company and HGI Energy, as the same may be amended, revised, supplemented or otherwise modified from time to time.
“Unrelated Financing” has the meaning set forth in Section 5.16.
“Valuation Firm” means a nationally recognized independent investment banking or valuation firm with expertise in the oil and gas sector.
“Vernon Gathering” means Vernon Gathering, LLC, a Delaware limited liability company.
12.2    Construction. Whenever the context requires, (a) the gender of all words used in this Agreement includes the masculine, feminine, and neuter and (b) terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, and such words do not refer to the Act or any particular section, clause or provision of this Agreement. All references to a Person include such Person’s successors and, except as otherwise set forth in this Agreement, permitted assigns. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “or” is not exclusive. The definitions set forth or referred to in Article XII will apply equally to both the singular and plural forms of the terms defined and derivative forms of defined terms will have correlative meanings. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP and, except as expressly provided herein, all accounting determinations will be made in accordance with GAAP. The parties acknowledge that this Agreement has been negotiated by such parties with the benefit of counsel and, accordingly, any principle of law that provides that any ambiguity in a contract or agreement shall be construed against the party that drafted such contract or agreement shall be disregarded and is expressly waived by all of the parties hereto.
Article XIII
MISCELLANEOUS
13.1    Notices.
(a)    Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, (c) on the date of delivery if delivered personally, or (d) if by facsimile, upon written confirmation of receipt by facsimile, in each case to the intended recipient as set forth below. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Exhibit A, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s principal executive offices. Whenever any notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
(b)    The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
13.2    Confidential Information.
(a)    No Member, Director or Officer shall, and each Member shall cause its Affiliates not to, disclose (except to such Member’s, Director’s or Officer’s attorneys, accountants and representatives who agree to keep such information confidential or are bound by fiduciary or other existing obligations of confidentiality), to any third party, either during his or its association with the Company or thereafter, any Confidential Information of which a Member, Director or Officer is or becomes aware. Each Member, Director and Officer in possession of Confidential Information shall, and each Member shall cause its Affiliates that are in possession of Confidential Information to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the above, a Member, Director or Officer may disclose Confidential Information to its Affiliates who are made aware of the provisions of this Section 13.2 or to the extent (a) the disclosure is necessary for the Member, Director, Officer and/or the Company’s agents, representatives, and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (b) the disclosure is required by Law, Governmental Authority or the rules of any securities exchange on which securities of the Member or any of its Affiliates is listed (including information required in any filings under the Exchange Act, or the Securities Act in connection with any securities offerings), or (c) such disclosure is made to a Person in connection with a proposed Transfer permitted by this Agreement who has signed an agreement imposing upon such Person restrictions on use and disclosure of the Confidential Information. No Member shall, and each Member shall cause its Affiliates not to, make or issue any press release or public announcement with respect to the Company or the Partnership Group without the prior written approval of each other Member, unless required by Law, Governmental Authority or the rules of any securities exchange on which securities of the Company or any of its Subsidiaries are listed, in which case the Member issuing such press release or public announcement shall provide written notice and a copy of such required press release or public announcement to each other Member not less than two (2) Business Days prior to the date of such press release or public announcement; provided, further, that the Harbinger Member, the EXCO Member and their respective Affiliates and authorized representatives shall be permitted to disclose such information regarding such Member’s investment in the Company and its Subsidiaries, the financial performance of the Company and its Subsidiaries, operations of the Company and its Subsidiaries and such other information relevant to such Member’s investment in the Company (but excluding any information concerning the other Members that is not in the public domain and excluding any trade secrets or other proprietary information relating to intellectual property of the Company or another Member) to the equityholders and prospective investors of such Member and its Affiliates who are under duties or obligations of confidentiality.
(b)    For so long as Article XI remains in effect, each Member shall implement reasonable procedures to restrict the access of any Restricted Person of such Member to Confidential Information provided to such Member pursuant to Article XI.
13.3    Entire Agreement. This Agreement and the letter agreement among the Harbinger Member and the EXCO Member entered into substantially concurrently herewith constitute the entire agreement among the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company and the matters addressed or governed hereby, whether oral or written.
13.4    Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder or with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder or with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder or with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.
13.5    Amendment or Modification. Except for amendments authorized by Section 2.1 or as otherwise provided in the immediately succeeding sentence, this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a written instrument signed by Members holding 80% or more of the outstanding Units; provided, that any amendment, waiver or modification of any provision that would disproportionately affect a Member as compared to all other Members shall require the consent of such Member. Notwithstanding the foregoing, in addition to other amendments authorized herein, amendments may be made to this Agreement from time to time by the Board, without the consent of any Member, (i) to correct any typographical or similar ministerial errors, (ii) to delete, modify or add any provision of this Agreement required to be so deleted, modified or added by, or for compliance with, applicable Law or the interpretation thereof, (iii) to cure any mistake or ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement that are not inconsistent with the provisions of this Agreement, (iv) to reflect any changes to Exhibit A necessary to make the information thereon complete and accurate as of the date of such amendment and (v) to reflect the creation or issuance of Additional Units in accordance with Sections 3.1, 3.6, 5.4 and 5.7.
13.6    Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and permitted assigns and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Transferees, Substitute Members or otherwise. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.
13.7    Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of law (whether of the State of Delaware or otherwise) that would result in the application of the laws of any other jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any provision of the Delaware Certificate or any mandatory provision of the Act, the applicable provision of the Delaware Certificate or the Act shall control.
13.8    Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT LOCATED IN WILMINGTON, DELAWARE OR DELAWARE CHANCERY COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (iii) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
13.9    Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAYBE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13.10    Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
13.11    Waiver of Certain Rights. Each Member irrevocably waives any right it may have to demand any distributions or withdrawal of property from the Company except as provided herein or to maintain any action for dissolution (whether pursuant to Section 18-802 of the Act or otherwise) of the Company or for partition of the property of the Company and confirms that such waivers are a material term of this Agreement.
13.12    Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on the transfer set forth in Article IX) and (b) all of the provisions of the Delaware Certificate.
13.13    Counterparts. This Agreement may be executed in multiple counterparts, any of which may be delivered via facsimile or PDF, with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.
13.14    Headings. The headings used in this Agreement are for the purpose of reference only and will not otherwise affect the meaning or interpretation of any provision of this Agreement.
13.15    Remedies. The Company and the Members shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Member may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement. In addition, any successful Member is entitled to costs related to enforcing this Agreement, including reasonable and documented attorneys’ fees and court costs. THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; PROVIDED, HOWEVER, THAT A PARTY MAY RECOVER FROM ANY OTHER PARTY ALL COSTS, EXPENSES OR DAMAGES, INCLUDING LOST PROFITS, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES PAID OR OWED TO ANY THIRD PERSON FOR WHICH SUCH PARTY HAS A RIGHT TO RECOVER FROM SUCH OTHER PARTY UNDER THE TERMS HEREOF.
13.16    Severability. To the maximum extent permitted under applicable Law, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

[Separate Signature Page Attached]

IN WITNESS WHEREOF, the Members have executed this Agreement as of the Closing Date.

EXCO HOLDING MLP, INC.

By:    /s/ William L. Boeing
Name:    William L. Boeing
Title:     Vice President, General Counsel and Secretary

HGI ENERGY HOLDINGS, LLC

By:    /s/ Ehsan Zargar
Name:    Ehsan Zargar
Title:    Vice President, Counsel and Corporate Secretary

HN\952393.5